Exhibit 10.1

***	Indicates a portion of the exhibit has been omitted based on a request for confidential treatment submitted to the Securities and Exchange Commission. The omitted portions have been filed separately with the Commission.

CREDIT AGREEMENT

dated as of

July 1, 2015

among

URBAN OUTFITTERS, INC.,

as the Company

The Subsidiaries from time to time party hereto,

as Subsidiary Borrowers

The other LOAN PARTIES party hereto

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Bookrunners and Joint Lead Arrangers

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

HSBC BANK USA, NATIONAL ASSOCIATION,

as Documentation Agent

i

v

SCHEDULES:

Commitment Schedule
Schedule 3.06	–	Disclosed Matters
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 3.23	–	Credit Card Agreements
Schedule 5.18	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Existing Restrictions
Schedule 9.01	–	Foreign Currency Notice Address

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Borrowing Base Certificate
Exhibit C	–	Reserved
Exhibit D	–	Form of Compliance Certificate
Exhibit E	–	Reserved
Exhibit F	–	Joinder Agreement
Exhibit G-1	–	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	–	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	–	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	–	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT dated as of July 1, 2015, among URBAN OUTFITTERS, INC., a Pennsylvania corporation (the “Company”), each of the Subsidiary Borrowers from time to time party hereto, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated to any Borrower under, with respect to or on account of an Account or Credit Card Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or Restricted Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Leverage Ratio” means, at any date, the ratio of (a) the sum of (i) Total Funded Indebtedness on such date plus (ii) Rent Liability as of such date, minus (iii) the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP on such date (other than the cash proceeds of any Indebtedness being incurred on such date) in excess of $50,000,000, to (b) EBITDAR for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent hereunder and under the other Loan Documents, and including any of its Affiliates (including, without limitation, J.P. Morgan Europe Limited) performing any of the functions of the Administrative Agent at any time, and their successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Commitments” means, at any time, the aggregate Commitments of all Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $400,000,000.

“Aggregate Credit Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floor set forth in the definition thereof (if any). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.

“Alternative Currency” means any currency other than U.S. Dollars, Sterling, Euros or Canadian Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments provided that, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations in this definition.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Margin,” “LIBOR/CDOR/EURIBOR Margin” or “Commitment Fee”, as the case may be, based upon the daily average Availability (the “Average Quarterly Availability”) for the fiscal quarter of the Company ending on the most recent Determination Date (as defined below) and the Adjusted Leverage Ratio as of the most recent Determination Date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Company’s consolidated financial information for the Company’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Tier I, Level II:

	Tier I

	Adjusted Leverage Ratio < 4.5 to 1.0

Level	Average Quarterly Availability	LIBOR / CDOR / EURIBOR Margin	ABR Margin	Commitment Fee
I	> 66% of the Aggregate Commitments	1.125%	0.125%	0.20%
II	< 66% of the Aggregate Commitments but > 33% of the Aggregate Commitments	1.25%	0.25%	0.20%
III	< 33% of the Aggregate Commitments	1.375%	0.375%	0.20%

	Tier II

	Adjusted Leverage Ratio > 4.5 to 1.0

Level	Average Quarterly Availability	LIBOR / CDOR / EURIBOR Margin	ABR Margin	Commitment Fee
I	> 66% of the Aggregate Commitments	1.375%	0.375%	0.25%
II	< 66% of the Aggregate Commitments but > 33% of the Aggregate Commitments	1.50%	0.50%	0.25%
III	< 33% of the Aggregate Commitments	1.625%	0.625%	0.25%

; provided further that for any day during the Elective Pricing Period the “Applicable Rate” with respect to any Elective Pricing Loan shall be 1.00% per annum, and following the Elective Pricing Period, as otherwise set forth in this definition.

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company (each a “Determination Date”) based upon the Borrowing Base Certificate delivered with respect to such Determination Date and the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 with respect to the fiscal quarter ending on such Determination Date and (b) each change in the Applicable Rate resulting from a change in the Average Quarterly Availability or the Adjusted Leverage Ratio shall be effective during the period commencing on and including the date that is the first day of the immediately succeeding calendar month after the delivery to the Administrative Agent of the consolidated financial statements for the most recent Determination Date and ending on the date immediately preceding the effective date of the next such change; provided that (x) if the Borrowers shall fail to deliver any Borrowing Base Certificate with respect to any Determination Date as and when due, at the option of the Administrative Agent or at the request of the Required Lenders, Average Quarterly Availability shall be deemed to be in Level III during the period from the expiration of the time for delivery thereof until the date five (5) days after such Borrowing Base Certificate is delivered, and (y) if the Borrowers shall fail to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01 with respect to any Determination Date as and when due, at the option of the Administrative Agent or at the request of the Required Lenders, the Adjusted Leverage Ratio shall be deemed to be in Tier II during the period from the expiration of the time for delivery thereof until the date five (5) days after such consolidated financial statements are delivered.

If any financial statements or Borrowing Base Certificate shall prove to have been inaccurate (regardless of whether any Commitments are in effect or any amounts are outstanding hereunder when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment or accrual of any interest or fees at rates lower than those that would have been paid or accrued for any period, then the Borrowers shall be required to pay within three (3) Business Days after notice any additional amount that Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Applicable Trigger Amount” means, with respect to any test of Availability hereunder by reference to the Applicable Trigger Amount at a specified Level, the following:

Level		Maximum Credit Amount	Floor
I	Greatest of:	10.0% of the Maximum Credit Amount	$32,000,000
II	Greatest of:	12.5% of the Maximum Credit Amount	$40,000,000
III	Greatest of:	15.0% of the Maximum Credit Amount	$48,000,000
IV	Greatest of:	17.5% of the Maximum Credit Amount	$56,000,000
V	Greatest of:	20.0% of the Maximum Credit Amount	$64,000,000

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to the lesser of (a) the Aggregate Commitments minus the Aggregate Credit Exposure, and (b) the Borrowing Base minus the Aggregate Credit Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Commitment” means, at any time, the Aggregate Commitments minus the Aggregate Credit Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Average Quarterly Availability” has the meaning assigned to such term in the definition of “Applicable Rate”.

“Banking Services” means (a) each and any of the following bank services provided to any Loan Party or its Subsidiaries by any Lender or any of its Affiliates: (i) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, (iii) merchant processing services, (iv) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit arrangement, overdrafts and interstate depository network services), and (v) foreign exchange and currency management services, and (b) letters of credit issued under any Specified L/C Facility so long as the issuer thereof is a Qualified Counterparty.

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services/Swap Reserves” means, in respect of a specified Banking Service Obligation or Swap Agreement Obligation, all reserves, if any, that the Borrower Representative and the applicable provider of such Banking Service Obligation or Swap Agreement Obligation agree shall be established with respect thereto, to the extent the Administrative Agent receives a written notice of such Banking Service Obligations or Swap Agreement Obligations in accordance with Section 2.22 specifying the amount of such agreed reserves.

“Bankruptcy Code” means title 11 of the United States Code, as amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, monitor, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowers” means, individually and collectively as the context may require, the Company and each Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, CDOR Loans and EURIBOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, the sum of:

(a) the product of (i) 85% multiplied by (ii) the Eligible Trade Accounts of the Borrowers at such time, plus

(b) the product of (i) 90% multiplied by (ii) the Eligible Credit Card Accounts of the Borrowers at such time, plus

(c) the product of the Inventory Advance Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory at such time, valued at the lower of cost or market value, determined utilizing the retail method or such other method approved in writing by the Administrative Agent (the amount resulting from the foregoing calculation, the “Inventory Availability”), plus

(d) the product of the Inventory Advance Percentage multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered and received by the Administrative Agent multiplied by the Borrowers’ Eligible In-Transit Inventory at such time, valued at the lower of cost or market value, determined utilizing the retail method or such other method approved in writing by the Administrative Agent provided that the dollar amount included under this clause (d) shall not at any time exceed an amount equal to ten percent (10%) of Inventory Availability, minus

(e) Reserves.

Subject to the provisions set forth in this Agreement expressly permitting the Administrative Agent to adjust Reserves, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(m)). After an Event of Default, the Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit B (with such changes thereto as may be required by the Administrative Agent in its Permitted Discretion from time to time to reflect the components of the Borrowing Base and Reserves as provided for hereunder) or another form that is acceptable to the Administrative Agent in its Permitted Discretion.

“Borrowing Base Reporting Date” means (a) during any period other than a period set forth in clause (b) below, on the twentieth day (or the next Business Day if the twentieth day is not a Business Day) after each of (i) the end of each fiscal quarter of the Company and (ii) the end of each fiscal month in which any Revolving Loans were outstanding or the LC Exposure was at any time $40,000,000 or more, and (b) during any period (i) commencing on the date when Availability is less than the Applicable

Trigger Amount (Level II) and (ii) ending on the date when Availability shall have been equal to or greater than the Applicable Trigger Amount (Level II) for a period of 60 consecutive days, four (4) Business Days after the end of each week.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03, which shall be, in the case of any such written request, in a form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros and (c) when used in connection with a CDOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto or London.

“Canadian Dollars” and “Cdn$” means dollars in the lawful currency of Canada.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” has the meaning assigned to such term in Section 2.06(j). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 or P-2 from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent);

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) in the case of any Foreign Subsidiary, obligations and securities of any foreign Governmental Authority or financial institution meeting substantially similar criteria as set forth above;

(e) repurchase agreements maturing within 365 days from the date of acquisition thereof for securities described in clause (a) above and entered into with any Lender or any commercial bank satisfying the criteria described in clause (c) above;

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(g) marketable direct obligations issued by any state of the U.S., or by the Canadian federal government, or any province, commonwealth or territory of Canada, or any political subdivision of any such state, province, commonwealth or territory or any public instrumentality thereof, in each case maturing within two years after the date of acquisition thereof and, at the time of acquisition, in each case having the highest rate obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent), and in the case of any Foreign Subsidiary, other short-term investments that are (i) analogous to the foregoing, (ii) comparable credit quality and (iii) customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes;

(h) overnight investments with any Lender or any commercial bank satisfying the criteria described in clause (c) above; and

(i) other instruments as readily marketable as the investments (and as limited in duration if time instruments) as described in clause (c) above issued or sold by any Lender or any commercial bank satisfying the criteria described in clause (c) above.

“CDOR Loan” or “CDOR Borrowing” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“CDOR Rate” means, with respect to any CDOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“CFC” means each Person that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) but excluding the Control Group, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) the Company shall cease to own, directly or indirectly, at least 100% of the outstanding voting Equity Interests of the other Loan Parties on a fully diluted basis, or (c) any “change of control” or similar concept occurs under any agreement governing Material Indebtedness.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended (pursuant to and in accordance with the terms of any Collateral Document) to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral and Guaranty Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Company and each Designated Subsidiary either (i) in the case of the Company and each Designated Subsidiary that is a Domestic Subsidiary, a counterpart of this Agreement and the Security Agreement, duly executed and delivered on behalf of such Person, or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, (A) a Joinder Agreement, duly executed and delivered on behalf of such Person, and (B) instruments in the form or forms specified in the Security Agreement under which such Person becomes a party to the Security Agreement, duly executed and delivered on behalf of such Person, together with such certificates, documents and opinions with respect to such Designated Subsidiary as may reasonably be requested by the Administrative Agent;

(b) The Administrative Agent shall have received all Collateral Access Agreements, Control Agreements and other Collateral Documents required to be provided to it hereunder or under the applicable Security Agreement;

(c) all Equity Interests owned by or on behalf of any Loan Party shall have been pledged pursuant to, and to the extent required by, the Security Agreement and, in the case of Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in any CFC or CFC Holdco owned by a Loan Party, the Loan Party shall not be required to pledge more than 65% of such Equity

Interests entitled to vote of any such CFC or CFC Holdco to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences to the Company, and the Administrative Agent shall, to the extent required by the Security Agreement, have received certificates or other instruments representing all such certificated Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including UCC financing statements required by the Collateral Documents or this Agreement with the priority required by the Collateral Documents shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) each Loan Party shall have obtained all material consents and approvals required in connection with the execution and delivery of all Collateral Documents to which it is a party and the performance of its obligations thereunder.

Notwithstanding the foregoing, any Designated Subsidiary formed or acquired after the Effective Date shall not be required to comply with the foregoing requirements prior to the time specified in Section 5.14. The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining legal opinions or other deliverables in respect of such assets, or providing such Guarantees, shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may in its sole discretion grant extensions of time for the creation and perfection of security interests in, or the delivery of legal opinions or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without unreasonable effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Collateral Documents. Notwithstanding the foregoing, no action required to be taken by any Person to effect compliance by the Administrative Agent and the Lenders with any applicable Requirement of Law shall be deemed to cause unreasonable effort or expense hereunder.

“Collateral Documents” means, collectively, the Security Agreements, any Intercreditor Agreement, any Control Agreement, any Collateral Access Agreement, and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges and assignments, whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent.

“Collateral-Related Property” has the meaning assigned to such term in Section 2.23.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding commercial Letters of Credit plus (b) the aggregate Dollar Amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of an Issuing Bank (in its capacity as such) shall be the Commercial LC Exposure in respect of commercial Letters of Credit issued by such Issuing Bank. The Commercial LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time. Commercial letters of credit issued under a Specified L/C Facility shall not constitute Letters of Credit, and amounts thereunder (whether undrawn or drawn but unreimbursed) shall not constitute Commercial LC Exposure.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances, Protective Advances and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” means Urban Outfitters, Inc., a Pennsylvania corporation.

“Compliance Certificate” means a certificate executed by a Financial Officer of the Borrower Representative in substantially the form of Exhibit D.

“Concentration Account” has the meaning assigned to such term in the Security Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Administrative Agent, among Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the applicable Loan Party (by virtue of such Loan Party maintaining such account or owning such entitlement or contract), effective to grant “control” (within the meanings of Articles 8 and 9 under the applicable UCC) over such account to Administrative Agent.

“Control Group” means Richard A. Hayne and Margaret A. Hayne and any lineal descendant thereof and any trust created for the benefit of Mr. Hayne, Mrs. Hayne or any lineal descendant.

“Controlled Disbursement Account” means any account of any Borrower maintained with the Lender as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Lender, as modified and amended from time to time, and through which all disbursements of a Borrower, any Loan Party and any Designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Credit Card Accounts” means any “payment intangibles”, as defined in the UCC, or receivables due to any Borrower from a credit card issuer or a credit card processor in connection with purchases of Inventory of such Borrower in the ordinary course of business on (a) credit cards issued by Visa, MasterCard, American Express, Discover, PayPal, each of their respective Affiliates, and any other credit card issuers that are reasonably acceptable to the Administrative Agent, (b) private label credit cards of any Borrower issued under non-recourse arrangements substantially similar to those in effect on the Effective Date or (c) debit cards and mall cards issued by issuers or providers that are reasonably acceptable to the Administrative Agent, in each case under this definition, which have been earned by performance by such Borrower but not yet paid to such Borrower by such credit card issuer or credit card processor.

“Credit Card Agreement” means any agreement between a Borrower, on the one hand, and a credit card issuer or a credit card processor (including any credit card processor that processes purchases of Inventory from a Borrower through debit cards or mall cards), on the other hand relating to any Credit Card Account included or intended to be included in the Borrowing Base.

“Credit Card Notifications” means each credit card notification, in form and substance reasonably satisfactory to the Administrative Agent, executed by one or more Borrowers and delivered by such Borrowers to credit card issuers or credit card processors that are party to any Credit Card Agreement.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” has the meaning assigned to such term in the Security Agreement.

“Designated Currency” means, in relation to any Loan or Borrowing, any currency (a) that is freely transferable and convertible into U.S. Dollars in the London interbank market, (b) for which LIBO Rates can be determined by reference to the applicable Reuters screen as provided in the definition of “LIBO Rate” and (c) that has been designated by the Administrative Agent as a Designated Currency at the request of the Borrower Representative and with the consent of each Lender.

“Designated Subsidiary” means each Subsidiary other than any Excluded Subsidiary.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) cash, (ii) debt securities or (iii) any Equity Interests referred to in (a) above, in each case at any time prior to the first anniversary of the Maturity Date. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Stock solely because holders of the Equity Interests have the right to require the issuer of such Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Equity Interests provide that the issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement.

“Document” has the meaning assigned to such term in the Security Agreement.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in U.S. Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in any other currency, the amount of U.S. Dollars which is equivalent to the amount so expressed in such currency at the Spot Rate on the relevant date of determination.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S. (which, subject to the other provisions of this Agreement, shall be deemed to include URBN Puerto Rico Retail LLC).

“Dominion Period” means (a) any period during which any Event of Default has occurred and is continuing or (b) any period (i) commencing at any time when Availability shall be less than the Applicable Trigger Amount (Level I), and (ii) ending when Availability shall have been greater than the Applicable Trigger Amount (Level I) for a period of 30 consecutive days; provided that no more than two (2) Dominion Periods may end in any consecutive twelve (12) month period.

“EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period, plus

(a) the following without duplication and to the extent deducted in calculating such Net Income:

(i) Interest Expense for such period;

(ii) the provision for Federal, state, local and foreign income taxes (excluding Federal, state, local and foreign income tax credits of the Company) payable by the Company and its Subsidiaries for such period;

(iii) depreciation and amortization expense;

(iv) non-cash compensation expenses;

(v) non-recurring non-cash charges (including asset impairment charges, unrealized foreign currency losses or other unrealized hedge agreement losses, but for avoidance of doubt, excluding recurring non-cash charges, such as non-cash charges that relate to the write-down or write-off of inventory) for such period;

(vi) other non-recurring losses, costs, charges, or cash expenses (including without limitation restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses in an amount not to exceed $25,000,000 in the aggregate for such period;

(vii) costs, fees, expenses, premiums or penalties incurred during such period in connection with Acquisitions (whether or not consummated) and permitted asset sales (whether or not consummated) in an amount not to exceed $5,000,000 in the aggregate for such period, other than asset sales effected in the ordinary course of business;

(viii) costs, fees, and expenses incurred in connection with the Transactions; and minus

(b) the following without duplication and to the extent included in calculating such Net Income:

(i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period;

(ii) all non-recurring non-cash items increasing Net Income for such period (including, without limitation, foreign currency gains, but excluding normal accruals in the ordinary course of business);

(iii) all non-recurring cash gains of the Company and its Subsidiaries increasing Net Income for such period;

(iv) interest income for such period; and

(v) any cash payments for such period that were deducted in determining Net Income and added back in determining EBITDA in such testing period or a previous testing period under clause (a)(v) above.

For purposes of calculating EBITDA (except for purposes of determining compliance with Section 6.12) for any period in connection with the determination of whether the Payment Conditions have been satisfied, if during any period the Company or any Subsidiary shall have consummated a Pro Forma Event since the first day of such period, EBITDA for such period shall be calculated on a Pro Forma Basis after giving effect thereto.

“EBITDAR” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of EBITDA plus Rentals.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Elective Pricing Loan” means each Revolving Loan denominated in U.S. Dollars designated as an Elective Pricing Loan in writing by the Company to the Administrative Agent; provided that such designation shall be made prior to the nine month anniversary of the Effective Date, and the Company may only provide one such written notice of designation during the term of this Agreement (which written notice may designate multiple Revolving Loans each as an Elective Pricing Loan); provided further that the aggregate principal amount of Elective Pricing Loans shall not exceed $100,000,000, and, for the avoidance of doubt, Elective Pricing Loans, once repaid, cannot be reborrowed as Elective Pricing Loans. Elective Pricing Loans shall constitute LIBOR Borrowings.

“Elective Pricing Period” means the period from the date on which one or more Revolving Loans are designated as Elective Pricing Loans until and including the eighteen month anniversary of the date of such designation.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Credit Card Accounts” means at the time of any determination thereof, each Credit Card Account of a Borrower that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a credit card issuer or credit card processor, and in each case is originated in the ordinary course of business of such Borrower, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (p) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Account, such Credit Card Account shall indicate no Person other than a Borrower as payee or remittance party. Any Credit Card Account included within any of the following categories shall not constitute an Eligible Credit Card Account:

(a) which is not earned or does not represent the bona fide amount due to a Borrower from a credit card processor or a credit card issuer that originated in the ordinary course of business of the applicable Borrower;

(b) which is not owned by a Borrower or to which a Borrower does not have good or marketable title;

(c) in which the payee of such Credit Card Account is a Person other than a Borrower;

(d) which does not constitute an “Account” (as defined in the UCC) or a “Payment Intangible” (as defined in the UCC);

(e) which has been outstanding for more than five (5) Business Days (or, in the case of American Express, ten (10) calendar days) from the date of sale;

(f) with respect to which the applicable credit card issuer, credit card processor or debit card or mall card issuer or provider has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, custodian, trustee, monitor, administrator, sequestrator or liquidator, (iii) filed, or had filed against it (but only so long as any such involuntary filing has not been stayed or vacated), any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent or (vi) ceased operation of its business;

(g) which is not a valid, legally enforceable obligation of the applicable credit card issuer or credit card processor with respect thereto;

(h) which is not subject to a duly perfected first priority security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(i) which is subject to any Lien, other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) any Permitted Encumbrances contemplated by the applicable processor agreements and for which appropriate Reserves (as determined by the Administrative Agent in its Permitted Discretion) have been established and (iii) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(j) with respect to which (i) (x) any covenant has been breached or (y) any other representation or warranty is not true in all material respects to the extent contained in this Agreement or the Security Agreement, it being acknowledged that any representation or warranty as to eligibility under this definition shall not be deemed qualified by materiality except as and to the extent expressly so stated in another provision of this definition, or (ii) (x) any covenant has been breached or (y) any representation or warranty is not true in all material respects to the extent contained in the Credit Card Agreements relating to such Credit Card Account, provided that each such representation and warranty shall be true and correct in all respects to the extent already qualified by a materiality standard;

(k) which is subject to risk of set-off, recoupment, non-collection or not being processed due to unpaid and/or accrued credit card processor fee balances, to the extent of the lesser of the balance of the applicable Credit Card Account or the unpaid credit card processor fees;

(l) which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(m) which the Administrative Agent in its Permitted Discretion determines may not be paid by reason of the applicable credit card processor’s, credit card issuer’s or debit card or mall card issuer’s or provider’s inability to pay;

(n) which represents a deposit or partial payment in connection with the purchase of Inventory of such Borrower;

(o) which is not subject to a Credit Card Notification; or

(p) which does not meet such other eligibility criteria for Credit Card Accounts as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

In determining the amount of an Eligible Credit Card Account of a Borrower, the face amount of a Credit Card Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees, expenses and charges due to the credit card issuer or credit card processor by any Borrower, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card issuer or credit card processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by the Borrowers to reduce the amount of such Credit Card Account.

“Eligible In-Transit Inventory” means, as of the date of determination thereof, without duplication, Inventory of a Borrower that, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, meets each of the following criteria:

(a) the Administrative Agent shall have received, if requested, (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory unless the Administrative Agent has entered into a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent, from the applicable freight forwarder for such Inventory and (2) evidence of satisfactory casualty insurance naming the Administrative Agent as lender loss payee and otherwise covering such risks as the Administrative Agent may reasonably request;

(b) if the bill of lading is non-negotiable, the Inventory must be in transit within the U.S. (or in transit from outside the U.S., if approved by the Administrative Agent in writing) and the Administrative Agent shall have entered into or delivered, if requested, a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent, with or to the applicable customs broker, freight forwarder or carrier for such Inventory;

(c) except as otherwise approved in writing by the Administrative Agent, (i) if the bill of lading is negotiable, the inventory must be in transit from outside the U.S., and (ii) whether the bill of lading is negotiable or non-negotiable, the Administrative Agent shall have received (1) confirmation that the bill is issued in the name of such Borrower and consigned to the order of the Administrative Agent (or any other agent designated by the Administrative Agent), (2) an acceptable agreement that has been executed with such Borrower’s customs broker, in which the customs broker agrees that it holds any negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, (3) an estimate from such Borrower of the customs duties and customs fees associated with the Inventory in order to establish an appropriate Reserve, and (4) the Administrative Agent shall have received confirmation that title to such Inventory shall have passed to such Borrower and the Borrower shall be the sole owner of such Inventory, and if the goods were covered by a commercial letter of credit that such Borrower has paid for the goods;

(d) the common carrier is not an Affiliate of the applicable vendor or supplier;

(e) the customs broker is not an Affiliate of any Borrower;

(f) such Inventory has not been in-transit for more than 45 days from the date such Inventory first became Eligible Inventory; and

(g) such Inventory satisfies all of the criteria for Eligible Inventory (except the criteria in clauses (g) and (i)(ii) of the definition of “Eligible Inventory”).

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable in the ordinary course of such Borrower’s business, in each case in this definition that is not excluded as ineligible by virtue of one or more of the criteria set forth below. Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (for the benefit of the Secured Parties), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent (for the benefit of the Secured Parties) and (iii) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(c) which is slow moving (unless otherwise covered by a current appraisal acceptable to the Administrative Agent), obsolete, unmerchantable, defective, used, unfit for sale, unacceptable due to age, type, category and/or quantity or which was not able to be valued under any appraisal conducted from time to time;

(d) (i) with respect to which any covenant, other representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation and warranty is untrue), it being acknowledged that any representation or warranty as to eligibility under this definition shall not be deemed qualified by materiality except as and to the extent expressly so stated in another provision of this definition, or (ii) which does not conform in all material respects to all standards imposed by any applicable Governmental Authority;

(e) in which any Person other than such Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-progress, raw materials, spare or replacement parts, packaging and shipping material, manufacturing supplies, samples, prototypes,

displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business (for the avoidance of doubt, sales in the ordinary course of business includes clearance sales);

(g) which (i) is not located in the U.S., or (ii) is In-Transit Inventory;

(h) which is located in any location leased by such Borrower (other than any retail store of such Borrower located in a jurisdiction that does not provide for a common law or statutory landlord’s lien on the personal property of tenants that would be prior or superior to the Liens of the Administrative Agent) unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is (i) located in any third party warehouse or is in the possession of a bailee (other than a third party processor) unless (A) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (B) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion, or (ii) evidenced by a negotiable Document;

(j) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(k) which is the subject of a consignment by such Borrower as consignor;

(l) which contains or bears any intellectual property rights licensed to such Borrower unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m) which is not reflected in a current perpetual inventory report of such Borrower (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(n) for which reclamation rights have been asserted by the seller;

(o) which has been acquired from a Sanctioned Person;

(p) which has been designated or demanded to be returned to or retained by the applicable vendor or which has been recognized as damaged or off quality by the applicable Borrower; or

(q) which does not meet such other eligibility criteria for Inventory as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes;

provided further that in determining the value of the Eligible Inventory, such value shall be reduced by, without duplication of amounts already accounted for in determining such value, any amounts representing (i) vendor rebates; (ii) costs included in Inventory relating to advertising; (iii) a shrink reserve; and (iv) the unreconciled discrepancy between the general inventory ledger and the perpetual inventory ledger, to the extent the general inventory ledger reflects less Inventory than the perpetual inventory ledger. In the event that Inventory of a Borrower which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, such cessation shall be reflected in the next Borrowing Base Certificate.

“Eligible Trade Accounts” means, at any time, each Account (other than a Credit Card Account) of a Borrower that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Borrower and in each case is originated in the ordinary course of business of such Borrower, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (y) below. Without limiting the foregoing, to qualify as an Eligible Trade Account, such Account shall indicate no Person other than a Borrower as payee or remittance party. Any Account included within any of the following categories shall not constitute an Eligible Trade Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties);

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent and (iii) Liens securing Permitted Term Loan Indebtedness that are subject to an Intercreditor Agreement and which do not have priority over the Lien in favor of the Administrative Agent;

(c) (i) with respect to which the scheduled due date is more than 90 days after the date of the original invoice therefor, (ii) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor) or (iii) which has been written off the books of such Borrower or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowers exceeds 20% of the aggregate amount of Eligible Trade Accounts of all Borrowers; provided that with respect to an Account which is owing by (i) Nordstrom, Inc. or its Affiliates (a “Nordstrom Account”) to the extent the aggregate amount of Nordstrom Accounts owing to all Borrowers exceeds 35% of the aggregate amount of Eligible Trade Accounts of all Borrowers and (ii) Macy’s, Inc. or its Affiliates (a “Macy’s Account”) to the extent the aggregate amount of Macy’s Accounts owing to all Borrowers exceeds 35% of the aggregate amount of Eligible Trade Accounts of all Borrowers; provided further that, should (i) Nordstrom, Inc. fail to maintain a corporate credit rating from S&P of BBB- or higher, then the 35% concentration limit set forth above for Nordstrom Accounts shall be reduced to 20% and (ii) Macy’s, Inc. fail to maintain a corporate credit rating from S&P of BBB- or higher, then the 35% concentration limit set forth above for Macy’s Accounts shall be reduced to 20%;

(f) with respect to which any covenant, other representation or warranty contained in this Agreement or in the Security Agreement has been breached or is not true in all material respects (or, to the extent qualified by materiality, in all respects), it being acknowledged that any representation or warranty as to eligibility under this definition shall not be deemed qualified by materiality except as and to the extent expressly so stated in another provision of this definition;

(g) which (i) does not arise from the sale of Inventory or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrower’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. (including any territory thereof) or Canada, or the European Union or (ii) is not organized under applicable law of the U.S., any state or territory of the U.S. or the District of Columbia, Canada, or any province or territory of Canada, or the European Union, or any country, province or territory of the European Union unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent; provided that in the case of Account Debtors that maintain their chief executive office in the European Union or are organized in the European Union, or any country, province or territory of the European Union, the aggregate amount of such Accounts shall not exceed $2,500,000 at any time;

(m) which is owed in any currency other than U.S. Dollars, Canadian Dollars, Euros or Sterling;

(n) which is owed by (i) any Governmental Authority of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any Governmental Authority of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party or Subsidiary is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q) which is subject to any claim, counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(r) which is evidenced by any promissory note, chattel paper or instrument or judgment;

(s) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction or (ii) that is a Sanctioned Person;

(t) with respect to which such Borrower has made any agreement with the Account Debtor for any reduction thereof, for an extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release from liability therefor, or any deduction therefrom, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such discount or adjustment, or any Account which was partially paid and such Borrower created a new receivable for the unpaid portion of such Account;

(u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal (U.S. or Canadian), state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(v) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower has or has had an ownership interest in such goods, or which indicates any party other than such Borrower as payee or remittance party;

(w) which was created on cash on delivery terms;

(x) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay; or

(y) which does not meet such other eligibility criteria for Accounts as the Administrative Agent in its Permitted Discretion may determine from time to time; provided, however, that the Administrative Agent shall not add any additional eligibility criteria (or amend any then-existing eligibility criteria to make the same more restrictive) without giving at least four (4) Business Days’ prior notice to the Borrower Representative; provided further that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the changes described therein, then the Administrative Agent will discuss such changes with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such changes.

In determining the amount of an Eligible Trade Account of a Borrower, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments or finance charges (including any amount that such Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower to reduce the amount of such Account. In the event that an Account of a Borrower which was previously an Eligible Trade Account ceases, to the actual knowledge of a Financial Officer of a Borrower, to be an Eligible Trade Account hereunder, such cessation shall be reflected in the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances and all binding orders, decrees, judgments, injunctions, notices or agreements passed, adopted, issued, promulgated or entered into by any Governmental Authority, relating to protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters to the extent related to exposure to Hazardous Materials.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials resulting in physical injury or property damage or a claim of such injury or property damage, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed upon any Borrower or Subsidiary with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the applicable UCC.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to timely make any required contribution to any Plan or Multiemployer Plan or to satisfy the “minimum funding standard” (as defined in Sections 412, 430 or 431 of the Code or Sections 302, 303 or 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under

Title IV of ERISA with respect to the termination of any Plan or a cessation of operations under Section 4062(e) of ERISA; (e) the filing of a notice of intent to terminate a Plan or receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the imposition of a Lien under Sections 412, 430(k) or 6321 of the Code or Sections 303 or 4068 of ERISA on any property of a Borrower or any ERISA Affiliate.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR Loan” or “EURIBOR Borrowing”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the single currency of the Participating Member States.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty on the European Union.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Account” has the meaning assigned to such term in the Security Agreement.

“Excluded Asset” has the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” means each (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary, (c) CFC or CFC Holdco; provided that (x) any Domestic Subsidiary of the Company that is a guarantor under any Permitted Term Loan Indebtedness or (y) any other Subsidiary of the Company that guarantees the obligations under any Permitted Term Loan Indebtedness shall become a Guarantor hereunder, and (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case in this clause (a), (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means each of the letters of credit identified in writing to the Administrative Agent on the Effective Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Fixed Charge Coverage Ratio” means, at any date, the ratio of (a) the sum of (i) EBITDAR minus (ii) Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus Rentals, plus scheduled principal payments on Indebtedness actually made, plus expenses for taxes paid in cash, plus Restricted Payments paid in cash (other than Restricted Payments permitted to be made under Section 6.08(a)(ii)), plus Capital Lease Obligations paid in cash, all calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Foreign Currency Sublimit” means an amount equal to $25,000,000.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Accounts” means the deposit account(s) of the Borrowers to which the Administrative Agent or the Swingline Lender is authorized by the Borrowers (or by the Borrower Representative on their behalf) to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include (i) customary warranties or indemnities made in trade contracts, asset sale agreements, acquisition agreements, commitment letters, engagement letters and brokerage and deposit agreements in the ordinary course of business, and customary warranties and indemnities to lenders in any documents evidencing Indebtedness permitted pursuant to Section 6.01 with respect to the guarantor, (ii) any indemnities made in connection with liability of a Person’s directors, officers and employees in their capacities as such as permitted by applicable law, and (iii) any contingent liability arising from the endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business, and (iv) any continuing liability of the Company or its Subsidiaries as a lessee under a lease after such lease has been assigned or subleased by such Person.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor” means each Domestic Subsidiary of a Borrower that is listed on the signature pages hereto as a Guarantor or that becomes a party hereto as a Guarantor pursuant to Section 5.14, in each case, until such Subsidiary’s Loan Guaranty is released in accordance herewith.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or other substance regulated under the Federal Insecticide, Fungicide and Rodentide Act (“FIFRA”), 7 U.S.C. § 136 et seq.

“Immaterial Subsidiary” shall mean any Subsidiary (other than a Borrower) designated by the Borrower Representative to the Administrative Agent as an “Immaterial Subsidiary” and that meets each of the following criteria as of the last day of the most recent fiscal quarter for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or Section 5.01(b): (a) such Subsidiary and its Subsidiaries accounted for less than (x) 2.5% of Total Assets at such date and (y) 2.5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recent four fiscal quarter period ending on such date, and (b) all Immaterial Subsidiaries and their respective Subsidiaries accounted for less than (x) 5.0% of Total Assets at such date and (y) 5.0% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recent four fiscal quarter period ending on such date; provided, that no Subsidiary shall be or be designated as an “Immaterial Subsidiary” if such Subsidiary has provided a Loan Guaranty of, or pledged any Collateral as security for, any Permitted Term Loan Indebtedness.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but only to the extent of the lesser of such Indebtedness and the fair market value of such secured property if such Indebtedness has not been assumed by such Person), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out, (l) any other Off-Balance Sheet Liability, (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction and (n) obligations, contingent or otherwise, with respect to Disqualified Stock; provided, however, the term “Indebtedness” shall not include (1) current trade accounts or current accounts payable (which references to “current” include payment with trade payment terms as offered by the trade creditor (not in any event to exceed 180 days) and include disputed accounts), accrued expenses and liabilities incurred and customer deposits received, in each instance, in the ordinary course of business and not constituting indebtedness for borrowed money or evidenced by notes or other instruments, (2) capital stock (other than Disqualified Stock) and surplus earned, (3) deferred compensation payable to directors, officers or employees of the Company or any Subsidiary, and (4) any earn-out or any customary purchase price adjustment incurred in connection with an Acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earn-out is, or becomes, reasonably determinable. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intercreditor Agreement” means any Permitted Term Loan Intercreditor Agreement or any Secured Inventory Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Borrowing in accordance with Section 2.08, which shall be, in the case of any such written request, in a form approved by the Administrative Agent.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) for such period with respect to all outstanding Indebtedness (including all commissions, discounts and other fees and charges owed by the Company or any Subsidiary with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, (b) with respect to any LIBOR Loan, CDOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and (d) the Maturity Date.

“Interest Period” means, with respect to any LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower Representative may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Screen Rate” means, with respect to any LIBOR Borrowing denominated in any currency (other than U.S. Dollars), any EURIBOR Borrowing or any CDOR Borrowing, in each case for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case as of the Specified Time on the Quotation Day.

“In-Transit Inventory” means Inventory of a Borrower which is in transit with a common carrier from vendors or suppliers of such Borrower.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Advance Percentage” shall mean, (i) during all times other than the period from February 20 through June 20 of each year, 90%, and (ii) during the period from February 20 through June 20 of each year, 92.5%.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Policy” means the investment policies of the Company as approved by the Company’s board of directors and in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) JPMCB, in its capacity as an issuer of Letters of Credit hereunder, (b) Wells Fargo, in its capacity as an issuer of Letters of Credit hereunder, (c) Bank of America, N.A., in its capacity as an issuer of Letters of Credit hereunder and (d) any other Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Lender and upon notice to the Administrative Agent, in which case the term “Issuing Bank” shall mean JPMCB, Wells Fargo and each such Lender, individually or collectively as the context shall require and their respective successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit F.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and shall include its branches, as applicable, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Designated Currency” means (a) Canadian Dollars, (b) Sterling, (c) Euros or (d) any other lawful currency (other than U.S. Dollars) acceptable to the Administrative Agent and the applicable Issuing Bank which are, in the case of this clause (d), freely transferable and convertible into U.S. Dollars and freely available to the applicable Issuing Bank.

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Individual Sublimit” means, with respect to any Issuing Bank, an amount equal to (a) with respect to Commercial Letters of Credit and Standby Letters of Credit issued by the Issuing Banks designated as such on the Effective Date, the amount set forth on the Commitment Schedule, and (b) with respect to Commercial Letters of Credit and Standby Letters of Credit issued by any other Issuing Bank designated as such by the Borrower Representative following the Effective Date, the amount agreed to by the Issuing Bank and the Borrower Representative with the approval of the Administrative Agent, in each case under this definition, as such amount may be increased for an Issuing Bank as agreed to by such Issuing Bank and the Borrower Representative with notice to the Administrative Agent.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the letters of credit and guarantees issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require; for the avoidance of doubt, the Urban UK L/C shall constitute a Letter of Credit hereunder; further, for the avoidance of doubt, letters of credit issued under a Specified L/C Facility shall not constitute Letters of Credit.

“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR Loan” or “LIBOR Borrowing”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, each Compliance Certificate, each fee letter and all other agreements, instruments, documents and certificates identified in Section 4.01 and each certificate delivered from time to time in connection with the foregoing and all other documents identified therein as a Loan Document, in each case executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments and letter of credit agreements, in each case whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the

Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby (excluding any agreement entered into or in connection with any transaction arising out of any Specified L/C Facility, any other Banking Services or any Swap Obligations). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, collectively, the Borrowers and the Guarantors and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require; provided however, that URBN Puerto Rico Retail LLC, which is anticipated to become an active entity following the Effective Date, shall not be entitled to receive proceeds of any Borrowings or otherwise be entitled to the benefits of being a Borrower (or Guarantor) or Loan Party unless and until the Collateral and Guaranty Requirement and each other condition applicable to a Borrower shall have been satisfied to the extent required by the Administrative Agent as evidenced by the Administrative Agent’s written confirmation thereof to the Borrower Representative after the Effective Date.

“Loans” means the loans and advances made by the Lenders or the Administrative Agent pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, Sterling, Euros or an Alternative Currency, London time.

“Macy’s Account” has the meaning assigned to such term in the definition of “Eligible Trade Accounts”.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights or remedies available to the Administrative Agent, the Issuing Banks or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means July 1, 2020, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Credit Amount” means the lesser of (a) the Aggregate Commitments and (b) the Borrowing Base.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) extraordinary gains and extraordinary losses, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (c) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions, (d) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (e) any cancellation of Indebtedness income.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Net Proceeds” means, with respect to any casualty, condemnation, sale, transfer, disposition or similar event in respect of Collateral, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) that is secured by a Lien on such asset that is not Collateral or is senior to the Liens securing the Secured Obligations or, other than with respect to assets that are Collateral in which the Administrative Agent has a first priority Lien, otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Borrower Representative).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Nordstrom Account” has the meaning assigned to such term in the definition of “Eligible Trade Accounts”.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements (including pursuant to Section 2.06(a)), indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, each Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted (and has not ceased to adopt) the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Payment Conditions” means, at any applicable time of determination with respect to a specified transaction, event, or payment, that (a) no Default or Event Default then exists or would immediately arise as a result of the entering into of such transaction, the occurrence of such event, or the making of such payment, and (b) (i) immediately prior to such transaction, the occurrence of such event, or such payment and (ii) on a Pro Forma Basis and, with respect to the calculation of Availability, at all times during the Pro Forma Period (Payment Conditions), after giving effect to such transaction, the occurrence of such event, or payment and any incurrence or repayment of Indebtedness in connection therewith, either clause (A) or (B) below is satisfied:

(A) Availability is greater than the Applicable Trigger Amount (Level V); provided that, with respect to any Permitted Acquisition, Availability is greater than the Applicable Trigger Amount (Level IV), or

(B) (I) Availability is greater than the Applicable Trigger Amount (Level III) (provided that, with respect to any Permitted Acquisition, Availability is greater than the Applicable Trigger Amount (Level II)), and (II) the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarter period for which financial statements have been (or were required to be) delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) is at least 1.1 to 1.0;

provided that, in each case, the Borrower Representative shall have delivered to the Administrative Agent an updated Borrowing Base Certificate, a reasonably detailed calculation of such Availability and projections for the Pro Forma Period (Payment Conditions) with respect thereto, and, if applicable, the Fixed Charge Coverage Ratio.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Company or any Restricted Subsidiary in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are reasonably similar, related, complementary or incidental thereto so long as the core business of the Loan Parties on the Effective Date, after giving effect to such Acquisition, does not change in any material way;

(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects only as of such specified date, and any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects and (ii) to the extent the Administrative Agent has been notified in writing by the Loan Parties that any representation or warranty is not correct and the Administrative Agent has explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom;

(d) other than with respect to Immaterial Acquisitions (as defined in clause (m) below) as soon as available, but not less than 15 days prior to such Acquisition (or such shorter period as the Administrative Agent may agree), the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent;

(e) if the Accounts, Credit Card Accounts or Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base, the Administrative Agent shall have conducted an audit and field examination or appraisal of such Accounts, Credit Card Accounts and Inventory, the results of which shall be satisfactory to the Administrative Agent;

(f) if such Acquisition is an acquisition of the Equity Interests of a Person organized under the laws of a jurisdiction in the U.S., such Acquisition is structured so that the acquired Person shall become a wholly-owned Restricted Subsidiary of a Borrower and a Loan Party pursuant to the terms of this Agreement, except to the extent such acquired Person shall be properly designated as an Unrestricted Subsidiary in accordance with Section 5.15 or except to the extent otherwise acceptable to the Administrative Agent;

(g) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(h) if such Acquisition involves a merger or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

(i) neither any Loan Party nor any Restricted Subsidiary shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, pension or other matters) that could be reasonably expected to cause a Material Adverse Effect other than those otherwise permitted to exist hereunder;

(j) in connection with an Acquisition of the Equity Interests of any Person organized under the laws of a jurisdiction of the U.S. or an Acquisition of the assets of any Person, all Liens on such assets shall be terminated, except to the extent otherwise permitted to exist pursuant to this Agreement;

(k) all actions required to be taken with respect to any newly acquired or formed wholly-owned Domestic Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.14 shall have been taken;

(l) the Borrower Representative shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within 15 days following the consummation thereof; and

(m) either (i) the Loan Parties shall have satisfied the Payment Conditions before and immediately after giving effect to such Acquisition, or (ii) the total consideration paid or payable (including, without limitation, any earn-outs (calculated, for purposes of this definition only, at the time of incurrence as the aggregate amount reasonably expected to be paid by any Loan Party or its Subsidiaries in connection with such earn-out, as determined by such Loan Party in its reasonable business judgment)) with respect to, and all Indebtedness and other direct or contingent liabilities (whether relating to environmental, tax, litigation, pension or other matters) assumed in connection with, such Acquisition and series of related transactions shall not exceed with respect to any such Acquisition and series of related transactions, $10,000,000 and $20,000,000 with respect to all such Acquisitions and series of related transactions in the aggregate (Acquisitions described in this clause (m)(ii), “Immaterial Acquisitions”), and at least five (5) Business Days prior to the closing of any such Immaterial Acquisition, the Borrower Representative shall have delivered to the Administrative Agent a description of any Indebtedness and other direct or contingent liabilities to be assumed in connection with such Immaterial Acquisition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) (i) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04 and (ii) Liens securing an aggregate amount not to exceed $5,000,000 imposed by law for Taxes due and which are not being contested in compliance with Section 5.04; provided that, if the Administrative Agent delivers written notice of any such Lien to a Loan Party, the Loan Parties shall cause such underlying Tax obligations to be paid in full within 90 days of the delivery of such notice and shall use commercially reasonable efforts to cause such Lien to be released;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien for Taxes or imposed under ERISA), arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (other than any Lien for Taxes or imposed under ERISA), and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) deposits and pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case under this clause (d) in the ordinary course of business;

(e) judgment Liens (other than for the payment of Taxes) in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII and that remain at all times junior to Administrative Agent’s Liens;

(f) easements, zoning restrictions, rights-of-way, site plan agreements, development agreements, cross-easement or reciprocal agreements, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property or (ii) title defects or irregularities with respect to Real Estate which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary or the ordinary operation of such real property;

(g) Liens arising from precautionary UCC financing statement filings (or similar filings under applicable law) regarding “true” operating leases in the ordinary course of business or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(h) non-exclusive licenses or sublicenses of intellectual property granted to other Persons in the ordinary course of business which could not materially interfere with the business of any Loan Party, secure any Indebtedness for borrowed money (provided that the foregoing reference to Indebtedness for borrowed money shall not be applicable to the extent otherwise permitted hereunder in respect of non-U.S. Restricted Subsidiaries) or interfere in any respect with the Administrative Agent’s rights under any intellectual property rights use agreement;

(i) any interest or title of a lessor or sublessor under any lease or sublease of Real Estate entered into in the ordinary course of business, so long as such interest or title relate solely to the Real Estate subject thereto and without hindering or obstructing the effect of any lien waiver or access rights;

(j) Liens arising in the ordinary course of business in favor of customs brokers, custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens or rights of setoff (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent) against credit balances of the Company or any Restricted Subsidiary with credit card issuers or credit card processors to secure obligations of the Company or such Restricted Subsidiary, as the case may be, to any such credit card issuer or credit card processor incurred in the ordinary course of business as a result of fees and chargebacks;

(m) Bankers’ liens, rights of setoff and other similar Liens in the ordinary course of business in favor of a bank or institution with which accounts or deposits are maintained, liens in favor of collecting banks arising under the UCC (or similar statutes or equivalents thereof under foreign jurisdictions) in the ordinary course of business, and other Liens that are contractual rights of set-off (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent);

(n) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Effective Date and Cash Equivalents (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent), provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(o) statutory Liens of landlords and lessors in respect of rent not past due more than 60 days unless being contested in good faith pursuant to the provisions of Section 5.04 hereof, and customary restrictions on subletting and assignments thereof; and

(p) deposits in connection with sweepstakes offerings conducted in the ordinary course of business and consistent with past practice;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Term Loan Indebtedness” means Indebtedness in the form of term loans; provided that (a) immediately before and after the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing; (b) if guaranteed, such Indebtedness shall not be guaranteed by any Person other than the Loan Parties; (c) if such Indebtedness is secured, the Administrative Agent and a representative acting on behalf of the holders of such Indebtedness shall have entered into a Permitted Term Loan Intercreditor Agreement; (d) the Collateral hereunder and the collateral securing such Indebtedness shall be substantially identical, with the priorities therefor set forth in the Permitted Term Loan Intercreditor Agreement; (e) such Indebtedness does not have a scheduled maturity date prior to the date that is six (6) months after the final Maturity Date and does not contain scheduled payments (other than customary excess cash flow payments) in any year in excess of 5% of the original principal amount of such Indebtedness; (f) the Secured Leverage Ratio before and, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness does not exceed 1.50 to 1.00; (g) the Borrowers will be in compliance, on a Pro Forma Basis, with the covenant contained in Section 6.12 after giving effect to the incurrence of such Indebtedness (whether or not such financial covenant is required to be tested in accordance with the terms of Section 6.12); (h) the Payment Conditions are satisfied before and after giving effect to the incurrence of such Indebtedness; and (i) the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer, including reasonably detailed calculations, demonstrating compliance with the conditions above.

“Permitted Term Loan Intercreditor Agreement” means any intercreditor agreement, by and among the Administrative Agent and the collateral agents or other representatives for the holders of Permitted Term Loan Indebtedness, and acknowledged by the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Collateral by any Loan Party, other than dispositions described in Section 6.05(a) or (c); or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral with a fair value immediately prior to such event equal to or greater than $5,000,000

, unless the proceeds therefrom are required by the terms of any Intercreditor Agreement to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Administrative Agent.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal offices in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to any computation hereunder expressly required to be made on a pro forma basis, computation thereof after giving pro forma effect to adjustments in connection with such Pro Forma Events in accordance with Section 1.05, in each case, using, for purposes of making such computation, the consolidated financial statements of the Company and its Subsidiaries (and, to the extent applicable, the historical financial statements of any entities or assets so acquired or to be acquired, or so disposed or to be disposed), which shall be reformulated as if such Pro Forma Event (and, in the case of any pro forma computations made hereunder to determine whether such Pro Forma Event is permitted to be consummated hereunder, to any other Pro Forma Event consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation), and any Indebtedness or other liabilities incurred in connection with any such Pro Forma Event, had been consummated and incurred at the beginning of such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness if such Swap Agreement has a remaining term in excess of 12 months).

“Pro Forma Event” means any event that requires satisfaction of the Payment Conditions for such event to be permitted under this Agreement.

“Pro Forma Period (Payment Conditions)” means the 90-day period immediately prior to the date of the applicable transaction, event, or payment made or occurring in reliance on the satisfaction of the Payment Conditions.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or its controlling Person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.

“Qualified Counterparties” means the Administrative Agent, each Lender and each Affiliate of a Lender (provided that any issuer under a Specified L/C Facility who was a Lender or an Affiliate of a Lender shall continue to be a “Qualified Counterparty” for a period of 90 days following the termination of their capacity under this Agreement as a Lender or an Affiliate of a Lender solely in respect of Specified L/C Obligations outstanding on the date such capacity hereunder ceased).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quotation Day” means (a) with respect to any currency (other than Sterling or Canadian Dollars) for any Interest Period, the day two (2) Business Days prior to the first day of such Interest Period and (b) with respect to Sterling or Canadian Dollars for any Interest Period, the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Real Estate” shall mean all real property owned or leased by the Company and its Restricted Subsidiaries.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any Hazardous Material into the environment.

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros or Canadian Dollars), the London interbank market, (b) with respect to Euros, the European interbank market and (c) with respect to Canadian Dollars, the Toronto interbank market.

“Rent Liability” means, as of any date, the result of eight (8) multiplied by the aggregate Rentals for the most recently ended 12 consecutive month period, calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Rentals” means, for any period, the aggregate fixed amounts payable under any operating leases, calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means (a) without duplication of any other Reserves or items that are otherwise addressed through eligibility criteria, any reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, (i) to reflect impediments to the Administrative Agent’s ability to realize upon the Collateral, (ii) to reflect claims and liabilities that the Administrative Agent determines will need to be satisfied in connection with the realization upon the Collateral or (iii) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, including, for example, reserves for accrued and unpaid interest on the Obligations, gift card reserves, reserves for rent at locations leased by any Borrower, reserves for loyalty programs, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for dilution of Accounts or Credit Card Accounts, reserves for Inventory shrinkage, reserves for layaway deposits, reserves for customs charges and shipping charges and other foreign landing costs related to any Inventory in transit, reserves for expenses associated with merchandise repurpose processing, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party and (b) Banking Services/Swap Reserves. The Administrative Agent may, in its Permitted Discretion and with no less than four (4) Business Days’ prior written notice to the Borrower Representative (other than during a Dominion Period in which case notice shall not be required), adjust Reserves, provided that, if after the delivery of such notice the Borrower Representative notifies the Administrative Agent that it desires to discuss the Reserves described therein, then the Administrative Agent will discuss such Reserves with the Borrower Representative, provided that nothing in this proviso shall obligate the Administrative Agent to eliminate, reduce, or delay any such Reserves.

“Responsible Officer” means the chief executive officer, president, any vice president, any Financial Officer, or any corporate secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party in their capacity as an officer of such Loan Party and not in any individual capacity.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revaluation Date” means (a) with respect to any Loan denominated in Canadian Dollars, Sterling, Euros or any Alternative Currency, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation of such Loan pursuant to Section 2.08, (iii) the date any Borrowing Base Certificate is delivered, and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require, and (b) with respect to any Letter of Credit denominated in any LC Designated Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under such Letter of Credit, (iv) the date any Borrowing Base Certificate is delivered and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances and Protective Advances outstanding at such time.

“Revolving Exposure Limitations” has the meaning assigned to such term in Section 2.01.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such person or Person described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such Interest Period) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen page that displays such rate (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion), (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion) and (c) in respect of the CDOR Rate for any Interest Period, the average rate for bankers’ acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to such Interest Period, displayed on the CDOR page of the Reuters screen (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate from time to time as shall be selected by the Administrative Agent in its reasonable discretion); provided that if any Screen Rate, determined as provided above, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero. If, as to any currency, no Screen Rate shall be available for a particular Interest Period but Screen Rates shall be available for maturities both longer and shorter than such Interest Period, then the Screen Rate for such Interest Period shall be the Interpolated Screen Rate.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Inventory Intercreditor Agreement” has the meaning assigned to such term in the definition of Secured Inventory Liens.

“Secured Inventory Liens” means Liens in favor of consignors of inventory and proceeds (other than Accounts or Credit Card Accounts) thereof consigned by such consignors to a Borrower or a Subsidiary of a Borrower, in each case granted in the ordinary course of business and with prior written consent of the Administrative Agent, which consent may, to the extent such Secured Inventory Liens encumber Collateral with a value in excess of $2,500,000 individually or in the aggregate, at the Administrative Agent’s sole discretion, be conditioned upon the execution of an intercreditor agreement between the consignor and the Administrative Agent (such an intercreditor agreement, a “Secured Inventory Intercreditor Agreement”).

“Secured Leverage Ratio” means, at any date, the ratio of (a) Total Funded Indebtedness on such date that is secured by a Lien on the assets of the Company or any of its Subsidiaries to (b) EBITDA for the period of four (4) consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations of the Borrowers or any Subsidiary of a Borrower; and (b) Swap Agreement Obligations of a Borrower or any Subsidiary of a Borrower; provided that Excluded Swap Obligations with respect to any Loan Party shall not be Secured Obligations of such Loan Party; provided further that, notwithstanding anything to the contrary in this Agreement or any other Loan Document, Specified L/C Obligations constituting Banking Services Obligations shall not constitute Secured Obligations following such time as the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) Qualified Counterparties to whom any Banking Services Obligations are owing, (e) Qualified Counterparties to whom Swap Agreement Obligations constituting Secured Obligations hereunder are owing, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Effective Date, among the Loan Parties and the Administrative Agent, and, as the context requires, any other pledge or security agreement entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Specified L/C Facility” means (a) that certain Master Commercial Letter of Credit Agreement dated as of June 29, 2015 issued by the Company in favor of Bank of America, N.A. (as amended restated, supplemented or otherwise modified from time to time as permitted hereunder) and (b) that certain Commercial Letter of Credit Agreement dated as of July 1, 2015 among the Company and Wells Fargo Bank, National Association (as amended restated, supplemented or otherwise modified from time to time as permitted hereunder), in each case, so long as the issuing bank thereunder is a Lender or an Affiliate of a Lender hereunder (and, if such issuer ceases to be a Lender or an Affiliate of a Lender hereunder, for a period of 90 days following the termination of its capacity under this Agreement as a Lender or an Affiliate of a Lender).

“Specified L/C Obligations” means all obligations and liabilities of any Loan Party or any Subsidiary under any Specified L/C Facility with respect to commercial letters of credit issued thereunder.

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time and (c) with respect to the CDOR Rate, 11:00 a.m., Toronto time.

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for U.S. Dollars at approximately 11:00 a.m., New York City time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 11:00 a.m., New York City time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate Dollar Amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of an Issuing Bank (in its capacity as such) shall be the Standby Exposure in respect of standby Letters of Credit issued by such Issuing Bank. The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statements” has the meaning assigned to such term in Section 2.18(g).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Subsidiary Borrowers” means, collectively (i) each Domestic Subsidiary of the Company that is a party to this Agreement as a “Borrower” on the Effective Date and (ii) each Domestic Subsidiary of the Company that becomes a party to this Agreement as a “Borrower” following the Effective Date pursuant to Section 5.14, in each case, until such time as such Domestic Subsidiary is released from its obligations under the Loan Documents in accordance with this Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means, at any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or (b) as adjusted to give effect to any Pro Forma Event occurring since such date.

“Total Funded Indebtedness” means, as of any date, with respect to the Company and its Subsidiaries, determined on a consolidated basis, without duplication (a) all obligations of such Persons for borrowed money, (b) all obligations of such Persons evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Persons upon which interest charges are customarily paid, (d) the aggregate amount of Capital Lease Obligations and Off-Balance Sheet Liability of such Persons outstanding as of such date, (e) the aggregate obligations of such Persons as an account party in respect of letters of credit or letters of guaranty, other than contingent obligations in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness, (f) all obligations of such Persons with respect to Disqualified Stock and (g) without duplication, all Guarantees of any of the foregoing. For purposes of this definition, interest paid-in-kind or capitalized (including accreted amounts thereon) shall be deemed Total Funded Indebtedness.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Treaty on the European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the CDOR Rate, the EURIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period (excluding replacement Capital Expenditures made (x) with the proceeds of insurance or (y) in anticipation of the receipt of insurance proceeds based on the good faith reasonable belief of the Company as confirmed in writing to the Administrative Agent in advance of inclusion or exclusion of capital expenditures in any calculation provided for herein (an “Insurance Anticipation Capital Expenditure”), to the extent that the anticipated insurance proceeds are actually received within 270 days after the date of such Insurance Anticipation Capital Expenditure, and otherwise the amount of such Insurance Anticipation Capital Expenditure (if no insurance proceeds are timely received) or the excess of such Insurance Anticipation Capital Expenditure (if insurance proceeds are timely received but in an amount less than such Insurance Anticipation Capital Expenditure) over the related insurance proceeds received shall be deemed to be part of the unfinanced portion of Capital Expenditures in the fiscal quarter in which such 270-day period expires) which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is identified as an Unrestricted Subsidiary on Schedule 3.15 as of the Effective Date and any other Subsidiary designated by the Company as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date; provided that no Subsidiary may be, or may be designated as, an Unrestricted Subsidiary unless (a) it is a CFC or CFC Holdco or (b) it does not have any material liabilities, does not own any assets with a book value of more than $5,000,000 in the aggregate (and the aggregate book value of the assets of all Unrestricted Subsidiaries shall not exceed $10,000,000), it is not obligated or liable, directly or indirectly, contingently or otherwise, in respect of any Indebtedness in any material amount, and none of its assets are included in the calculation of the Borrowing Base immediately prior to such Subsidiary’s being designated as an Unrestricted Subsidiary.

“Urban UK L/C” means that certain HM Revenues and Customs Deferment Guarantee commencing on January 5, 1998, with the approval number of 8823295, issued by Wells Fargo or any Affiliate thereof or successor thereto, as Guarantor, in favor of Urban Outfitters UK Ltd., as Applicant, in the amount of, as of Effective Date, £2,000,000, as such amount may be reduced or increased from time to time after the Effective Date.

“U.S.” means the United States of America.

“U.S. Dollar” or “$“means the lawful money of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Wells Fargo” means Wells Fargo Bank, National Association, and Wells Fargo Bank NA, London Branch, as applicable.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to Type (e.g., a “LIBOR Loan” or a “LIBOR Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all applicable judgments, orders and decrees of all Governmental Authorities. The word

“will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) the phrase “ordinary course of business” shall refer to the ordinary course of the Company’s business.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, and the Borrower Representative, the Administrative Agent and the Lenders agree to negotiate in good faith with respect to any proposed amendment to eliminate or adjust for the effect of any such change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in GAAP occurring after the Effective Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Effective Date.

SECTION 1.05 Pro Forma Adjustments for Acquisitions and Dispositions. To the extent any Borrower or any Subsidiary makes any Acquisition permitted pursuant to Section 6.04 or disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four (4) fiscal quarters of the Borrowers most recently ended, each of Adjusted Leverage Ratio, the Secured Leverage Ratio, and the Fixed Charge Coverage Ratio, if required to be calculated herein, shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Acquisition or disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Company), as if such Acquisition or such disposition (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period.

SECTION 1.06 Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07 Exchange Rates; Currency Equivalents.

(a) Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than U.S. Dollars shall be deemed to refer to the Dollar Amount thereof, as the case may be, and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in U.S. Dollars or the Dollar Amount thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate.

(b) For purposes of this Agreement and the other Loan Documents, the Dollar Amount of any Borrowings, Loans, Letters of Credit and other Obligations shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Borrowings, Loans, Letters of Credit and other Obligations and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Borrowings, Loans, Letters of Credit and other Obligations.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees, from time to time during the Availability Period, to make Revolving Loans to the Borrowers in an aggregate principal amount that will not result in:

(i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment;

(ii) the Aggregate Credit Exposure exceeding the Aggregate Commitments;

(iii) the Aggregate Credit Exposure exceeding the Borrowing Base; or

(iv) the Aggregate Credit Exposure denominated in currencies other than U.S. Dollars exceeding the Foreign Currency Sublimit;

subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04 and Section 2.05. The limitations on Borrowings referred to in clauses (i) through (iv) are referred to collectively as the “Revolving Exposure Limitations.” Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 and Section 2.05.

(b) Subject to the Foreign Currency Sublimit, all Borrowings shall be denominated in U.S. Dollars, Sterling, Euros, Canadian Dollars or other Designated Currencies. Subject to Section 2.14, (i) each Borrowing that is denominated in U.S. Dollars shall be comprised entirely of ABR Loans (other than Revolving Loans designated as Elective Pricing Loans at the time of Borrowing) or LIBOR Loans as the Borrower Representative may request in accordance herewith, provided that any Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into LIBOR Borrowings in accordance with Section 2.08, (ii) each Borrowing of Elective Pricing Loans (if so designated at the time of Borrowing) shall be comprised entirely of LIBOR Loans, (iii) each Borrowing denominated in Canadian Dollars shall be comprised entirely of CDOR Loans, (iv) each Borrowing denominated in Sterling or any Alternative Currency shall be comprised entirely of LIBOR Loans and (v) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans. Each Swingline Loan shall be denominated in U.S. Dollars and shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Section 2.14, Section 2.15, Section 2.16 and Section 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, however, (i) the exercise of such option shall be recorded in the Register in accordance with Section 9.04(b)(iv) and such Affiliate shall have provided the tax forms required by Section 2.17(f) to the Administrative Agent, and (ii) any that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 U.S. Dollars, Sterling, Euros, Canadian Dollars or other Designated Currency, as applicable and not less than 1,000,000 U.S. Dollars, Sterling, Euros, Canadian Dollars or other Designated Currency, as applicable. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 or Cdn$500,000, as applicable and not less than $1,000,000 or Cdn$1,000,000, as applicable; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than

$1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be, collectively, more than a total of 10 LIBOR, CDOR and EURIBOR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand, facsimile or emailed in pdf format) in a form approved by the Administrative Agent and signed by the Borrower Representative or by telephone not later than (a) in the case of a CDOR Borrowing, 11:00 a.m., Local Time, four (4) Business Days before the date of the proposed Borrowing, (b) in the case of a LIBOR Borrowing or EURIBOR Borrowing, 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing (other than a Swingline Borrowing), noon, Local Time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York time, on the date of such proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or emailed in pdf format to the Administrative Agent of a written Borrowing Request signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower(s);

(ii) the currency and aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the Type of such Borrowing; and

(v) in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower Representative and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this

Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (i) the aggregate principal amount of outstanding Protective Advances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding principal amount of Overadvances, 10% of the Aggregate Commitments then in effect; provided further that no Protective Advance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time the making of such Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05 Swingline Loans and Overadvances.

(a) The Administrative Agent, the Swingline Lender and the Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing in U.S. Dollars, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Lenders and in the amount requested, same day funds to the applicable Borrowers, on the date of the applicable Borrowing to the applicable Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 2:00 p.m., New York time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrower Representative shall be deemed to have requested an ABR Borrowing in U.S. Dollars pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $25,000,000. The Swingline Lender shall not make any Swingline Loan if, after giving effect thereto, the Borrowers would not be in compliance with the Revolving Exposure Limitations. All Swingline Loans shall be ABR Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation), make Revolving Loans in U.S. Dollars to the Borrowers, on behalf of the Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance; provided, further that the aggregate amount of outstanding Overadvances shall not, at any time, exceed (x) 5% of the Aggregate Commitments then in effect or (y) when aggregated with the aggregate outstanding amount of Protective Advances then outstanding, 10% of the Aggregate Commitments then in effect; provided further that no Overadvance shall be made if after giving effect thereto, any Lender’s Revolving Exposure shall exceed such Lender’s Commitment. Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall be ABR Borrowings. The applicable Borrowers shall be required to repay each Overadvance no later than the 30th day after the date of the making thereof. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Commitment. The Swingline Lender or the Administrative Agent may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 1:00 p.m. New York time on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 3:00 p.m., New York time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in U.S. Dollars or an LC Designated Currency for its own account or for the account of another Borrower as the applicant thereof for the support of its or any Subsidiary’s obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that, for the avoidance of doubt, notwithstanding that the Urban UK L/C has been issued for the account of a Subsidiary of the Company, the Borrowers hereby acknowledge and agree that the Borrowers shall be deemed to have requested that Wells Fargo, as an Issuing Bank hereunder, issue the Urban UK L/C, and the Borrowers are and shall be obligated for all reimbursement obligations under the Urban UK L/C, including, without limitation, as if an application for such Urban UK L/C shall have been executed by the Company. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, such Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (such Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank and the Administrative Agent) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (if applicable) (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower Representative also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $25,000,000, (ii) the aggregate Standby LC Exposure shall not exceed $25,000,000, (iii) the aggregate Commercial LC Exposure shall not exceed $5,000,000, (iv) the LC Exposure of any Issuing Bank shall not exceed such Issuing Bank’s LC Individual Sublimit, and (v) the Borrowers will be in compliance with the Revolving Exposure Limitations.

(c) Expiration Date. Each Letter of Credit (other than the Urban UK L/C) shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date (or such later date as to which the Administrative Agent may agree) unless in the case of this subclause (ii) such Letter of Credit is Cash Collateralized on or prior to the date of issuance thereof. Any Letter of Credit may provide by its terms that it may be automatically extended for additional successive one year periods on terms reasonably acceptable to the applicable Issuing Bank. Any Letter of Credit providing for automatic extension shall be extended upon the then current expiration date without any further action by any Person unless the applicable Issuing Bank shall have given notice to the applicable beneficiary (with a copy to the Borrower Representative) of the election by such Issuing Bank not to extend such Letter of Credit, such notice to be given not fewer than 30 days prior to the then current expiration date of such Letter of Credit; provided that no Letter of Credit may be extended automatically or otherwise beyond the date that is five (5) Business Days prior to the Maturity Date unless such Letter of Credit is Cash Collateralized on or prior to the date of such extension. Notwithstanding the foregoing, for the avoidance of doubt, the Urban UK L/C shall not be required to comply with the foregoing requirements.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (i) not later than 1:00 p.m., New York time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 10:00 a.m., New York time, on such date, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 12:00 noon, New York time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 10:00 a.m., New York time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, such amount, if denominated in Canadian Dollars or other Designated Currencies, shall be converted to U.S. Dollars and shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall Cash Collateralize all Letters of Credit; provided that the obligation to Cash Collateralize all Letters of Credit shall become effective immediately, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. For the purposes of this Agreement, “Cash Collateralize” shall mean, (x) with respect to any Letter of Credit other than the Urban UK L/C, the deposit in U.S. Dollars in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to (i) 103% of the amount of the LC Exposure in respect of such Letter of Credit issued and outstanding on such date plus accrued and unpaid interest thereon, plus (ii) 115% of the amount of the LC Exposure in respect of Letters of Credit issued and outstanding in any LC Designated Currency on such date, plus accrued and unpaid interest thereon, and (y) with respect to the Urban UK L/C, the deposit in Sterling in an account with Wells Fargo, in the name of Wells Fargo and for the benefit of the Lenders (the “Urban UK L/C Collateral Account”), an amount in cash equal to 115% of the amount of the LC Exposure in respect of such Urban UK L/C outstanding on such date, and such additional amounts as may be required by Wells Fargo from time to time thereafter, plus accrued and unpaid interest thereon. Such deposit in the LC Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. Such deposit in the Urban UK L/C Collateral Account shall be held by Wells Fargo as collateral for the payment and performance of the Urban UK L/C and all other Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Wells Fargo shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Urban UK L/C Collateral Account and the Borrowers hereby grant Wells Fargo and the other Secured Parties a security interest in and charge over the Urban UK L/C Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits in the LC Collateral Account shall not bear interest. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Wells Fargo and at the Borrowers’ risk and expense, such deposits in the Urban UK L/C Collateral Account shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account or the Urban UK L/C Collateral Account, as applicable. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Secured Obligations. Moneys in the Urban UK L/C Collateral Account shall be applied by Wells Fargo first to reimburse Wells Fargo, as Issuing Bank, for LC Disbursements with respect to the Urban UK L/C for which it has not been reimbursed, and, to the extent of any excess following such reimbursement in full, shall be applied as set forth in the immediately preceding sentence. If the Borrowers are required to Cash Collateralize Letters of Credit solely as a result of the occurrence of an Event of Default, the cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been waived as confirmed in writing by the Administrative Agent. Not later than concurrently with payoff or refinancing of the Obligations arising under the Loan Documents (other than in respect of the Urban UK L/C), Wells Fargo and the Borrowers shall take such actions and execute such agreements as the Administrative Agent shall reasonably request in order to release the Lenders (other than Wells Fargo) and the Administrative Agent from any liability or continuing obligations in respect of the Urban UK L/C.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of

Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit requested by such Borrower for the account of Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n) Existing Letters of Credit. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued for the account of the Borrowers on the Effective Date for all purposes hereof and of the other Loan Documents (whether or not a Borrower was the applicant with respect thereto or otherwise responsible for reimbursement obligations with respect thereto prior to the Effective Date), and no issuance or similar fees (as distinguished from ongoing participation or fronting fees) will be required in connection with the deemed issuance of the Existing Letters of Credit on the Effective Date.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 pm, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the applicable Funding Account; provided that ABR Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type (including, without limitation, the conversion of a Borrowing to a LIBOR Borrowing in connection with the designation of Revolving Loans as Elective Pricing Loans) or to continue such Borrowing and, in the case of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower Representative. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to change the currency of any Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of Borrowing;

(iv) if the resulting Borrowing is a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) if such Interest Election Request is the designation of one or more Revolving Loans as Elective Pricing Loans, the expiration date of the Elective Pricing Period (which shall be the eighteen month anniversary of the date of such designation) and the aggregate principal amount of such Elective Pricing Loans.

If any such Interest Election Request requests a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a LIBOR Borrowing denominated in U.S. Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of any other LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing, such Borrowing shall become due and payable on the last day of such Interest Period.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative (provided that no such notice shall be required in the case of an Event of Default under clause (h) or (i) of Article VII), then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in U.S. Dollars may be converted to or continued as a LIBOR Borrowing and no outstanding Borrowing may be converted to or continued as a CDOR Borrowing, and (ii) unless repaid (A) each LIBOR Borrowing denominated in U.S. Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) each CDOR Borrowing shall be repaid at the end of the Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Commitments; Increase in Commitments. (a) Unless previously terminated the Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any LC Exposure, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the Cash Collateralization (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) of all outstanding Letters of Credit), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

(c) The Borrowers may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Borrowers would not be in compliance with the Revolving Exposure Limitations.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrowers shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the aggregate amount of all additional Commitments obtained under this clause (e) shall not exceed $150,000,000, (iii) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) the procedure described in Section 2.09(f) has been satisfied and (vi) the terms and provisions of all additional Commitments and loans made thereunder shall be identical (including yield and maturity date) to the then existing Commitments and Revolving Loans, respectively. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment, subject only to the approval of the Required Lenders if any such increase or addition would cause the Commitments to exceed $550,000,000. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects) and (2) no Default or Event of Default exists, and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent reasonably requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Loan, CDOR Loan and EURIBOR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10 Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.

(b) On each Business Day during any Dominion Period, the Administrative Agent shall apply all funds credited to a Concentration Account of the Borrowers on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first, to prepay any Protective Advances and Overadvance that may be outstanding, second, to prepay the Revolving Loans and Swingline Loans, third to Cash Collateralize outstanding LC Exposure, and fourth, as the Borrower Representative may direct.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) Except for Overadvances permitted under Section 2.05, in the event and on each occasion that the Borrowers are not in compliance with the Revolving Exposure Limitations (including following any Revaluation Date), the Borrowers shall severally prepay the Revolving Loans and/or Swingline Loans (or, if no such Loans are outstanding, Cash Collateralize outstanding Letters of Credit) of such Borrower(s) in an aggregate amount that, after giving effect to such prepayments or Cash Collateralization the Borrowers shall be in compliance with the Revolving Exposure Limitations.

(c) During any Dominion Period or during any time when an Event of Default shall have occurred and be continuing, subject to the Permitted Term Loan Intercreditor Agreement, if any, in the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Restricted Subsidiary in respect of any Prepayment Event, the Borrowers shall, immediately after such Net Proceeds are received by any Loan Party or any Restricted Subsidiary, prepay the Obligations and cash collateralize the LC Exposure as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds;

provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower Representative shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then either (i) so long as full cash dominion is not in effect, no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate or (ii) if full cash dominion is in effect, then, if the Net Proceeds specified in such certificate are to be applied to acquire, replace or rebuild such assets by (A) the Borrowers, such Net Proceeds shall be applied by the Administrative Agent to reduce the outstanding principal balance of the Revolving Loans (without a permanent reduction of the Revolving Commitment) and upon such application, the Administrative Agent shall establish a Reserve against the Borrowing Base in an amount equal to the amount of such proceeds so applied and (B) any Loan Party that is not a Borrower, such Net Proceeds shall be deposited in a cash collateral account, and in the case of either (A) or (B), thereafter, such funds shall be made available to the applicable Loan Party as follows:

(1) the Borrower Representative shall request a Borrowing of Revolving Loans (specifying that the request is to use Net Proceeds pursuant to this Section) or the applicable Loan Party shall request a release from the cash collateral account be made in the amount needed;

(2) so long as the conditions set forth in Section 4.02 have been met, the Revolving Lenders shall make such Borrowing of Revolving Loans or the Administrative Agent shall release funds from the cash collateral account; and

(3) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Borrowing of Revolving Loans;

provided that to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180 day period, a prepayment shall be required at such time in an amount equal to such Net Proceeds that have not been so applied; provided, further that the Borrowers shall not be permitted to make elections to use Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) with respect to Net Proceeds in any fiscal year in an aggregate amount in excess of $25,000,000.

(d) Subject to the Permitted Term Loan Intercreditor Agreement, if any, all such amounts pursuant to Section 2.11(c) shall be applied, first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) without a corresponding reduction in the Revolving Commitments and to cash collateralize outstanding LC Exposure.

(e) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder not later than (i) 11:00 a.m., New York time, (A) in the case of prepayment of a LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing of Revolving Loans, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing of Revolving Loans shall be in an amount that would be permitted in the case of an advance of a Borrowing of Revolving Loans of the same Type as provided in Section 2.02 and shall be the same currency as the Borrowing of Revolving Loans being repaid. Each prepayment of a Borrowing of Revolving Loans shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments, if any, pursuant to Section 2.16.

SECTION 2.12 Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the ratable account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed, (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, at a per annum rate equal to (A) with respect to Standby LC Exposure, the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the average daily amount of such Lender’s Standby LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), and (B) with respect to Commercial LC Exposure, 50% less than the Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the average daily amount of such Lender’s Commercial LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due and shall be paid in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in U.S. Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each LIBOR Borrowing shall bear interest at (i) in the case of a Borrowing denominated in U.S. Dollars, the Adjusted LIBO Rate and (ii) in the case of a Borrowing denominated in a currency other than U.S. Dollars, the LIBO Rate, in each case for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c) The Revolving Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) The Revolving Loans comprising each EURIBOR Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate plus the Applicable Rate plus 2%.

(f) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided, that (x) the default rate of interest set forth in this clause (g) shall apply automatically and without notice to the Borrower Representative upon the occurrence and during the continuance of any Event of Default under clauses (a), (h) or (i) of Article VII and (y) application of the default rate of interest pursuant to this clause (g) may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates.

(g) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (g) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan, CDOR Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest computed by reference to Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, LIBO Rate, CDOR Rate, EURIBO Rate or Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing, a CDOR Borrowing or a EURIBOR Borrowing in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, LIBO Rate, CDOR Rate or EURIBO Rate, as the case may be, for such currency or in respect of a Loan in such currency for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, LIBO Rate, CDOR Rate or EURIBO Rate, as the case may be, for such currency or in respect of a Loan in such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by electronic communication as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing, CDOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in U.S. Dollars, be continued as an ABR Borrowing or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Borrowing Request for an affected LIBOR Borrowing, CDOR Borrowing or a EURIBOR Borrowing shall (A) if denominated in U.S. Dollars, be deemed a request for an ABR Borrowing or (B) otherwise, be ineffective.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitment of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative accompanied by a certificate setting forth in reasonable detail any amount or amounts and upon such delivery of such items shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan, CDOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan, CDOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or Section 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding any loss of margin or profit therefrom) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a LIBOR Loan, CDOR Loan or EURIBOR Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, the CDOR Rate or the EURIBO Rate, as the case may be, that would have been applicable to such Loan (but not including the Applicable Rate, margin or profit applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London, European or Canadian interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17 Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case under this Section 2.17(e), that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form); or

(4) to the extent a Foreign Lender is not the Beneficial Owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the

Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, or as otherwise directed by the Administrative Agent, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan, all payments in respect of LC Disbursements shall, except as otherwise expressly provided herein, be made in the currency applicable to such Letter of Credit and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which prior to the occurrence of an Event of Default shall be applied as specified by the Borrowers) or (B) amounts to be applied from a Concentration Account during a Dominion Period (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to Cash Collateralize all outstanding Letters of Credit, eighth, ratably to the payment of any amounts owing with respect to Banking Services Obligations (other than Specified L/C Obligations) and Swap Agreement Obligations for which Banking Services/Swap Reserves have been established but only up to the amount of such Banking Services/Swap Reserves, ninth, to payment of any amounts owing with respect to Banking Services Obligations (other than Specified L/C Obligations) and Swap Agreement Obligations not paid pursuant to clause eighth above up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, tenth, to the payment of any other Secured Obligation (other than Specified L/C Obligations), and eleventh, to payment or cash collateralization of all Specified L/C Obligations, by deposit in U.S. Dollars in an account with the Administrative Agent for the benefit of the holders of the Specified L/C Obligations, up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless an Event of Default (or a Default under any of clauses (a), (b), (h), (i) or (j) of Article VII) is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any LIBOR Loan, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans, and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reasonable and documented reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from the specific deposit account of the Borrower Representative maintained with the Administrative Agent and previously identified in writing to the Administrative Agent; provided that, in the case of any deemed request (other than a payment of principal, interest, LC Disbursements, and fees due under this Agreement), the Administrative Agent shall have provided the Borrower Representative prior written notice that such sums are due and payable, the amount thereof and the date payment is requested to be made. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment referred to in the preceding sentence on or after the date such payment is due and payable and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, Section 2.04 or Section 2.05, as applicable, and (ii) the Administrative Agent to charge the specific deposit account of the Borrower Representative previously identified in writing to the Administrative Agent (other than, so long as no Dominion Period is in effect or no Event of Default shall have occurred or be continuing, any deposit account, including any Excluded Account) maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder. Application of amounts pursuant to (i) and (ii) above shall be made in any order determined by the Administrative Agent in its discretion.

(g) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. The Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or Section 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the assignee is not already a Lender or an Affiliate of a Lender, the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower Representative shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then within one (1) Business Day following notice by the Administrative Agent (x) first, the Borrowers shall prepay such Swingline Exposure, and (y) second, the Borrowers shall Cash Collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

SECTION 2.23 Access Rights. Each Loan Party shall provide the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, such access rights, after the occurrence and during the continuance of an Event of Default, to any parcel or item or other property of such Loan Party and each Subsidiary which is reasonably necessary to enable the Administrative Agent during normal business hours to: (i) in the event a Borrower manufactures inventory, convert Collateral consisting of raw materials and work-in-process into saleable finished goods and/or to transport such Collateral to a point where such conversion can occur (to the extent applicable), (ii) otherwise prepare Collateral for sale and/or to arrange or effect the sale of Collateral, all in accordance with the manner in which such matters are completed in the ordinary course of business (such Property, the “Collateral-Related Property”); provided however that, to the extent any such Collateral-Related Property consists of leasehold interests or other items or property which are not owned by a Loan Party, Loan Parties shall only be required herein to use commercially reasonable efforts to obtain such access rights. Subject to applicable law and/or the applicable Collateral Access Agreements, Administrative Agent and its agents, representatives and designees shall have an irrevocable, non-exclusive right to have access to, and a rent-free right to use, the relevant Collateral-Related Property of the Loan Parties for the purposes described above. The Administrative Agent shall take proper and reasonable care under the circumstances of any Collateral-Related Property that is used by the Administrative Agent and repair and replace any damage (ordinary wear-and-tear excepted) caused by the Administrative Agent or its agents, representatives or designees and the Administrative Agent shall comply in all material respects with all applicable laws and applicable Collateral Access Agreements in connection with its use or occupancy or possession of the Collateral-Related Property. The Administrative Agent shall indemnify and hold harmless the Loan Parties for any injury or damage to Persons or property (ordinary wear-and-tear excepted) caused by the acts or omissions of Persons under its control; provided, however, that the Administrative Agent, the Lenders and the other Secured Parties will not be liable for any diminution in the value of Collateral-Related Property caused by the absence of the Collateral therefrom. The Loan Parties shall not, and shall not permit any Subsidiary to, sell, remove or dispose of any of the Collateral-Related Property if such Collateral-Related Property is reasonably necessary to enable the Administrative Agent to convert, transport or arrange to sell the Collateral as described above, unless the Administrative Agent shall have approved satisfactory replacement arrangements in relation to the rights and remedies of the Lenders and the Administrative Agent in respect of Collateral affected by any proposed sale, removal or disposition as evidenced by the prior written confirmation thereof by the Administrative Agent delivered to the Borrower Representative. Notwithstanding the foregoing, the Borrowers shall not be required to comply with the terms and conditions of this Section 2.23 in respect of the Trenton, South Carolina facility so long as such facility shall have been closed on or before August 31, 2015 (or as such time may be extended by the Administrative Agent in its sole discretion in writing).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each Loan Party and each Restricted Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except to the extent such violation, default, or payment, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 31, 2015, reported on by Deloitte & Touche, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended April 30, 2015, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2015.

SECTION 3.05 Properties. (a) As of the Effective Date, Exhibit A of the Security Agreement sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except to the extent the failure of the foregoing to be true could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Each of the Loan Parties and each of its Restricted Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, free of all Liens other than those permitted by Section 6.02.

(b) (i) Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, and, except to the extent such infringement would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the use thereof by each Loan Party and each Restricted Subsidiary does not infringe in any respect upon the rights of any other Person; and (ii) each Loan Party’s and each Restricted Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement (other than (A) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (B) licensing agreements or similar agreements that do not materially impair the ability of the Administrative Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of Inventory), provided that the Company shall have delivered to the Administrative Agent a copy of each such agreement, at least ten (10) Business Days in advance of the effectiveness thereof, that may impair such ability of the Administrative Agent or the Lenders.

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, pending or threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters and any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party or any Subsidiary has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has incurred any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) has knowledge of any Environmental Liability.

SECTION 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Event of Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party or any Subsidiary is or is required to register as an “investment company” as such term is defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all federal, state, local and foreign income and franchise and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No Tax liens have been filed and no claims are being asserted with respect to any such Taxes in an aggregate amount in excess of $5,000,000.

SECTION 3.10 ERISA.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA and (iii) on the Effective Date, the present value of all accumulated benefit obligations under each Plan that is subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans that are subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Accounting Standards Topic No. 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, with respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is not less than 80% of the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.11 Disclosure. The Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) other than projections, other forward-looking information and information of a general economic or industry specific nature, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that the projections are subject to inherent uncertainties and contingencies, which may be outside the control of any Loan Party and that no assurances can be given that such projected financial information will be realized).

SECTION 3.12 Reserved.

SECTION 3.13 Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14 Insurance. Exhibit E of the Security Agreement sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Borrower maintains, and has caused each Restricted Subsidiary to maintain, with insurance companies with an AM Best rating of A- or better, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15 Capitalization and Subsidiaries. Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of authorized Equity Interests owned by the Company or any Subsidiary in each Subsidiary, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of the Company and each of its Subsidiaries and (d) whether any such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. As of the Effective Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of any Subsidiary of the Company.

SECTION 3.16 Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral granted by the Loan Parties in favor of the Administrative Agent (for the benefit of the Secured Parties), securing the Secured Obligations and, constitute perfected and continuing Liens on the Collateral (to the extent such Liens can be perfected by possession, by filing a UCC financing statement or equivalent under each applicable jurisdiction, or by a control agreement), securing the applicable Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (x) Liens permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or an agreement permitted hereunder, (y) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (z) Liens perfected only by control, filing or recording to the extent that Administrative Agent has not obtained control or has not recorded such lien.

SECTION 3.17 Employment Matters. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or any other labor disputes against the Company or any Restricted Subsidiary pending or, to the knowledge of the Company, threatened, (ii) the hours worked by and payments made to employees of the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938 or any other applicable Federal, state, local or foreign law dealing with such matters and (iii) all payments due from the Company or any Restricted Subsidiary, or for which any claim may be made against the Company or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required under GAAP. The consummation of the Transactions do not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Restricted Subsidiary is bound.

SECTION 3.18 Federal Reserve Regulations. No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.19 Reserved.

SECTION 3.20 No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21 Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party, its Subsidiaries and their respective officers and, to the knowledge of the Company, its directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective officers, or (b) to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, employees or agents of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.22 Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.23 Credit Card Agreements. Schedule 3.23 (as updated from time to time as permitted by Section 5.17) sets forth a list of all Credit Card Agreements to which any Loan Party is a party. A true and complete copy of each Credit Card Agreement listed on Schedule 3.23 has been delivered to the Administrative Agent, together with all material amendments, waivers and other modifications thereto; provided that the Loan Parties shall deliver any such amendment, waiver or other modification to the Administrative Agent within thirty days after the effectiveness of such amendment, waiver or other modification (or as such time may be extended in writing in the Administrative Agent’s sole discretion). All such Credit Card Agreements are in full force and effect, currently binding upon each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, binding upon other parties thereto in accordance with their terms. The Loan Parties are in compliance in all material respects with each such Credit Card Agreement.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to each such requesting Lender, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b) Opinions. The Administrative Agent shall have received a written opinion of Drinker Biddle & Reath LLP, counsel to the Loan Parties’ (together with, where not covered by such opinion, opinions of local counsel where each Loan Party is organized), in each case addressed to the Administrative Agent, the Issuing Bank and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and its counsel (provided that delivery of a local counsel opinion in respect of the Loan Party organized in Puerto Rico may be delayed until such date as may be required by the Administrative Agent consistent with Section 5.14 hereof).

(c) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company for the fiscal year ended January 31, 2015, (ii) unaudited interim consolidated financial statements of each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company and its Subsidiaries, as reflected in the audited consolidated financial statements described in clause (i) of this paragraph, (iii) the Company’s most recent projected income statement, balance sheet and cash flows through the end of the Company’s fiscal year ending January 2020, and (iv) the projected Borrowing Base on a quarterly basis through January 31, 2016.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Responsible Officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, its Financial Officer, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(e) Collateral and Guaranty Requirement. Subject to Section 5.18, the Collateral and Guaranty Requirement shall have been satisfied with respect to all Designated Subsidiaries as of the Effective Date.

(f) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Borrower Representative, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date (or if qualified by “materiality” and “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(g) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date.

(h) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where a material portion of the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or to be discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(i) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid on the Effective Date, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized, supported by a Letter of Credit, become Existing Letters of Credit or letters of credit under a Specified L/C Facility.

(j) Funding Account. The Administrative Agent shall have received a notice setting forth the Funding Accounts to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(k) Customer List. The Administrative Agent shall have received a true and complete customer list for each Borrower and its Subsidiaries with respect to each Eligible Trade Account, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct by a Financial Officer of the Borrower Representative.

(l) Control Agreements. Subject to Section 5.18, the Administrative Agent shall have received each Control Agreement required to be provided pursuant to the Security Agreement.

(m) Credit Card Notifications. The Administrative Agent shall have received copies of duly executed Credit Card Notifications with respect to all Eligible Credit Card Accounts.

(n) Solvency. The Administrative Agent shall have received a solvency certificate, in form and substance satisfactory to the Administrative Agent, from a Financial Officer of the Company dated the Effective Date.

(o) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the fiscal quarter immediately preceding the Effective Date.

(p) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date, including the deemed issuance of Existing Letters of Credit, and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ Indebtedness (other than Specified L/C Obligations), liabilities, and obligations current (excluding, in each case, current accounts payable to the extent excluded from Indebtedness), Availability shall not be less than $125,000,000.

(q) Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(r) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(s) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof.

(t) Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the applicable Issuing Bank shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(u) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(v) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Subsidiaries shall be acceptable to the Administrative Agent.

(w) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Borrowers’ Accounts, Credit Card Accounts, Inventory and related working capital matters and of the Borrowers’ related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent.

(x) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent.

(y) Inventory Appraisal(s). The Administrative Agent shall have received an appraisal of the Borrowers’ Inventory from one or more firms reasonably satisfactory to the Administrative Agent, which appraisal shall be satisfactory to the Administrative Agent.

(z) USA PATRIOT Act, Etc. The Administrative Agent and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, for each Loan Party.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (provided that such materiality qualifications shall not apply in respect of any Borrowing and issuance or deemed issuance of a Letter of Credit under this Agreement on the Effective Date) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that (i) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, (ii) any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects, (iii) any representation or warranty which is no longer true and correct to the extent resulting from changes after the Effective Date from any actions, sales, mergers, acquisitions, dispositions or other transactions permitted under this Agreement shall have been updated by delivery by the Company to the Administrative Agent of updated disclosure schedules reflecting such changes upon the request of the Administrative Agent, not more frequently than quarterly and (iv) any representation or warranty in Section 3.15 which is no longer true and correct to the extent resulting from changes after the Effective Date from any actions, sales, mergers, acquisitions, dispositions or other transactions permitted under this Agreement shall have been updated by delivery by the Company to the Administrative Agent of an updated Schedule 3.15 reflecting such changes);

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrowers shall be in compliance with the Revolving Exposure Limitations.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b), and (c) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of the Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Borrower Representative will furnish to the Administrative Agent for distribution to each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) during any period (i) commencing on the date when Availability is less than the Applicable Trigger Amount (Level II) and (ii) ending on the date when Availability shall have been equal to or greater than the Applicable Trigger Amount (Level II) for a period of 60 consecutive days, within 30 days after the end of each fiscal month of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate, which shall (i) when delivered concurrently with the delivery of the financial statements delivered under clause (b) or (c), certify that such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certify as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) set forth reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not required to be tested pursuant to Section 6.12) and, if applicable, demonstrating compliance with Section 6.12, and (iv) state whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (v) set forth the full legal name of each Loan Party and its jurisdiction of organization, and describe whether, since the later of the Effective Date and the date of the last Compliance Certificate, any such Loan Party shall have (A) changed its name as it appears in official filings in the state of incorporation or organization, (B) changed its chief executive office, (C) changed the type of entity that it is, (D) change its organization identification number, if any, issued by its state of incorporation or other organization, or (E) changed its state of incorporation or organization;

(e) Reserved;

(f) no later than the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Company for each quarter (or each month, if requested by the Administrative Agent) of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g) on or before each Borrowing Base Reporting Date, a Borrowing Base Certificate setting forth a computation of the Borrowing Base as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request (including, in respect of any Borrowing Base Certificate delivered for a month which is also the end of any fiscal quarter of the Company, a calculation of Average Quarterly Availability for such quarter then ended and an indication of what the Applicable Rate is as a result of such Average Quarterly Availability);

(h) on or before each Borrowing Base Reporting Date, the following information as of the most recently ended fiscal quarter, fiscal month or week, as applicable, to which such Borrowing Base Reporting Date relates, all delivered electronically in a text formatted file in form reasonably acceptable to the Administrative Agent:

(i) (A) a detailed aging of the Borrowers’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor and (B) a detailed aging of the Borrowers’ Credit Card Accounts (1) including aging by each credit card issuer and credit card processor and (2) reconciled to the Borrowing Base Certificate delivered as of such date, in a form reasonably acceptable to the Administrative Agent, together with a summary specifying the balance due from each credit card issuer or credit card processor;

(ii) a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods) and by volume on hand, which Inventory shall be valued at the lower of average cost or market, determined utilizing the retail method as appropriate, and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate in its Permitted Discretion, and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);

(iii) a worksheet of calculations prepared by the Borrowers to determine Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory, such worksheets detailing the Credit Card Accounts, Accounts and Inventory excluded from Eligible Credit Card Accounts, Eligible Trade Accounts and Eligible Inventory and the reason for such exclusion;

(iv) a reconciliation of the Borrowers’ Credit Card Accounts, Accounts and Inventory between (A) the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date; and

(v) a schedule and aging of the Loan Parties’ accounts payable as of the quarter then ended, delivered electronically in a text formatted file in a form reasonably acceptable to the Administrative Agent;

(i) within 30 days (as such time period may be extended in writing by the Administrative Agent in its sole discretion) of each March 31 and September 30, an updated customer list for each Borrower with respect to each Eligible Trade Account, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative;

(j) promptly upon the Administrative Agent’s request:

(i) a schedule detailing the balance of all intercompany accounts of the Loan Parties; and

(ii) such other information as the Administrative Agent may from time to time reasonably request;

(k) concurrent with any field exam permitted under Section 5.06 (or at such other times as agreed upon by the Administrative Agent and the Company), the Borrower Representative shall provide notice to the Administrative Agent of any removal or addition of any credit card issuer or credit card processor to the extent that (i) in the case of a removal, Credit Card Accounts of such credit card issuer or credit card processor were included in any previous Borrowing Base or (ii) in the case of an addition, the Borrower Representative desires to include the Credit Card Accounts of such credit card issuer or credit card processor in the Borrowing Base, and concurrently with any such notice of an addition, the Company shall provide to the Administrative Agent (A) evidence reasonably satisfactory to the Administrative Agent that a Credit Card Notification shall have been delivered to such credit card issuer or credit card processor, (B) a true and complete copy of each Credit Card Agreement with respect thereto, together with all material amendments, waivers and other modifications thereto, and (C) such other information with respect thereto as may be reasonably requested by the Administrative Agent; for the avoidance of doubt, unless otherwise agreed by the Administrative Agent, no Credit Card Accounts of an added credit card issuer or credit card processor may be included in the Borrowing Base until a field exam with respect thereto has been completed;

(l) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(m) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan, (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (iii) the annual funding notice, as described in Section 101(f) of ERISA; provided that, with respect to the notices described in (i) or (ii), if a Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(n) within five (5) Business Days after a Responsible Officer of the Borrower Representative has knowledge of the production or the receipt by a Loan Party thereof, copies of any material environmental reports produced by or on behalf of any Loan Party or Restricted Subsidiary; and

(o) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

The Borrower Representative shall be deemed to have furnished to the Administrative Agent the financial statements and certificates required to be delivered pursuant to Sections 5.01(a) and (b) and the reports and other material required by Section 5.01(l) upon the filing of such financial statements or material by the Company through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the Company of such financial statements on its website, so long as such system or website is publicly available; provided that, at the request of the Administrative Agent or any Lender, the Borrower Representative shall promptly deliver electronic or paper copies of such filings together with all accompanying exhibits, attachments, calculations, or other supporting documentation included with such filing.

SECTION 5.02 Notices of Material Events. The Borrower Representative will furnish to the Administrative Agent prompt (but in any event within any time period after such Responsible Officer has such knowledge that may be specified below) written notice of the following:

(a) within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the occurrence of any Default or Event of Default;

(b) within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the receipt by any Loan Party or any Subsidiary of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(c) within two (2) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the receipt by any Loan Party or Subsidiary of any Lien or claim made or asserted against any of the Collateral having an aggregate value in excess of $5,000,000, excluding from the scope of this clause (c) Permitted Encumbrances other than income tax Liens of the type referred to in clause (a)(ii) of Permitted Encumbrances to the extent exceeding $1,000,000 individually or in the aggregate;

(d) within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the occurrence of any loss, damage, or destruction to the Collateral having a value in the amount of $7,500,000 or more, whether or not covered by insurance;

(e) within ten (10) Business Days after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of the receipt by any Loan Party or Restricted Subsidiary thereof, any default notices received under or with respect to any leased location or public warehouse where Collateral in the amount of $7,500,000 or more is located;

(f) promptly after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any ERISA Event or breach of any representation made in Section 3.10;

(g) within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the occurrence of any default or event of default under a Specified L/C Facility or any other event that requires, or enables any issuing bank under the Specified L/C Facility to require, the Company or any of its Subsidiaries to provide cash collateral for all or any portion of any Specified L/C Obligations;

(h) within two (2) Business Days after the occurrence thereof, the occurrence of any default or event of default under any Permitted Term Loan Indebtedness or receipt of any notice asserting a default or event of default thereunder (together with a copy of such notice);

(i) (A) within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative (1) of the occurrence of any default or event of default by any Person under any Credit Card Agreement relating to Credit Cards Accounts contained in the Borrowing Base, (2) the establishment of, or receipt by any Borrower of a notice of any proposed establishment of, a reserve or reserve account (or similar concept), whether in the form of an actual deposit account, book entry or otherwise, in connection with any Credit Card Agreement for the purposes of securing all or any portion of any Borrower’s existing or potential obligations to the applicable credit card issuer or processor under such Credit Card Agreement, or (3) that any credit card issuer, credit card processor or debit card or mall card issuer or provider with respect to Credit Card Accounts ceases to meet the requirements of clause (f) of the definition of “Eligible Credit Card Accounts” and (B) on and at the time of submission to the Administrative Agent of the Borrowing Base Certificate after a Responsible Officer of the Borrower Representative has knowledge that any Borrower has entered into a material amendment, waiver or other modification of a Credit Card Agreement applicable to any Credit Card Account included in the Borrowing Base;

(j) within five (5) Business Days after knowledge by a Responsible Officer of the Borrower Representative of the filing of any Lien with respect to any delinquent Taxes in excess of $2,500,000; and

(k) promptly after knowledge by a Responsible Officer of the Borrower Representative or any other Borrower of any other development that results, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) except to the extent failure to do so could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits with respect to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, disposition or other transaction permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in fields of enterprise consistent with the provisions of Section 6.03(b).

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect (it being acknowledged that if any of the Collateral in an aggregate amount of $5,000,000 or more would become subject to forfeiture or loss as a result of the contest, then such failure to make payment would be expected to result in a Material Adverse Effect).

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants and agents retained by the Administrative Agent), as and when determined by the Administrative Agent, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however, that, (i) so long as at all times during any calendar year no Revolving Loans are outstanding and the LC Exposure is less than $40,000,000, the Loan Parties shall not be required to pay the fees and expenses of the Administrative Agent and such professionals with respect to any such examinations and evaluations conducted during such calendar year and (ii) otherwise, unless an Event of Default has occurred and is continuing, only one such field examination per calendar year shall be at the expense of the Loan Parties; provided further that one additional field examination per calendar year may be done at the expense of the Loan Parties if Availability is at any time during such calendar year less than the Applicable Trigger Amount (Level V). For the avoidance of doubt, all such examinations and evaluations conducted after the occurrence and during the continuance of an Event of Default shall be at the expense of the Loan Parties, and it is understood that the election to conduct or not conduct any examinations and evaluations is in the discretion of the Administrative Agent. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) perform in all material respects its obligations under material agreements to which it is a party, except (A) where the validity or amount thereof is being contested in good faith by appropriate proceedings, or (B) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08 Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes and working capital needs of the Borrowers (including for Investments, Permitted Acquisitions, Capital Expenditures and Restricted Payments), subject to the restrictions otherwise set forth in this Agreement. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, (i) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (ii) to make any Acquisition other than Permitted Acquisitions.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall, directly or indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09 Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to projected financial information, the Loan Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being understood that the projections are subject to inherent uncertainties and contingencies, which may be outside the control of any Loan Party and that no assurances can be given that such projected financial information will be realized).

SECTION 5.10 Insurance.

(a) Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best

Company insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. All insurance policies required hereunder shall name the Administrative Agent (for the benefit of the Administrative Agent and the Secured Parties) as an additional insured or as lender loss payee, as applicable, and shall contain lender loss payable clauses, through endorsements in form and substance reasonably satisfactory to the Administrative Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and lender loss payable clauses may be canceled, amended, or terminated only upon at least thirty (30) days prior written notice given to the Administrative Agent.

(b) In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Loan Party shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”). The amount of flood insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended.

(c) All premiums on any such insurance shall be paid when due by such Loan Party, and copies of the policies delivered to the Administrative Agent. If such Loan Party fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Loan Parties’ expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Loan Parties’ failure to maintain such insurance or pay any premiums therefor.

SECTION 5.11 Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or any material portion of the Inventory included in the Borrowing Base or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12 Appraisals. At any time that the Administrative Agent requests, the Borrower Representative will cause an appraiser selected and engaged by the Administrative Agent to provide the Administrative Agent with appraisals or updates thereof of the Loan Parties’ Inventory, such appraisals and updates to be prepared on a basis satisfactory to the Administrative Agent and to include, without limitation, information required by any applicable Requirement of Law; provided, however, that, (a) so long as at all times during any calendar year no Revolving Loans are outstanding and the LC Exposure is less than $40,000,000, the Loan Parties shall not be required to pay the fees and expenses with respect to any such appraisals conducted during such calendar year and (b) otherwise, if no Event of Default has occurred and is continuing, only one such appraisal of Inventory per calendar year shall be at the expense of the Loan Parties; provided further that (x) one additional appraisal of Inventory per calendar year shall be at the expense of the Loan Parties if Availability is at any time during such calendar year less than the Applicable Trigger Amount (Level V), and (y) in addition to the foregoing, an additional appraisal of Inventory shall be at the expense of the Loan Parties if requested by the

Administrative Agent in connection with a change in the Borrowers’ inventory costing methodology following the Effective Date. For the avoidance of doubt, all such appraisals conducted after the occurrence and during the continuance of an Event of Default shall be at the expense of the Loan Parties, and it is understood that the election to conduct or not conduct any appraisals is in the discretion of the Administrative Agent.

SECTION 5.13 Depository Banks. The Loan Parties will maintain, and will cause their respective Domestic Subsidiaries to maintain, with the Administrative Agent or one or more Lenders acceptable to the Administrative Agent in its Permitted Discretion as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other Deposit Accounts for the conduct of their business; provided that the Loan Parties and their respective Domestic Subsidiaries shall not be required to satisfy the foregoing requirement with respect to any Deposit Account (i) that is an Excluded Account or an Excluded Asset or (ii) with respect to which the applicable Loan Parties have entered into a Control Agreement in accordance with the applicable Security Agreement and Section 5.14, as applicable, in favor of the Administrative Agent.

SECTION 5.14 Additional Collateral; Further Assurances. (a) Subject to applicable law, each Borrower and each Loan Party will cause each Designated Subsidiary formed or acquired after the date of this Agreement or that becomes a Designated Subsidiary after the Effective Date in accordance with the terms of this Agreement within 30 days (in each case, as such time may be extended in the Administrative Agent’s sole discretion) to become a Borrower (excluding, for the avoidance of doubt, any Foreign Subsidiary) or a Guarantor pursuant to a Joinder Agreement and take all such further actions (including the filing and recording of financing statements and other documents) that are required under the Collateral Documents or this Agreement to cause the Collateral and Guaranty Requirement to be satisfied with respect to such Designated Subsidiary. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the applicable Secured Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Security Agreement.

(b) The Loan Parties will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, and other documents) which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request, to cause the Collateral and Guaranty Requirement to be and remain satisfied at all times. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents. For the avoidance of doubt, until an opinion of local counsel, in form and substance satisfactory to the Administrative Agent, is received by the Administrative Agent with respect to the Loan Party organized in Puerto Rico, the assets of such Puerto Rican Loan Party shall not be eligible for inclusion in the Borrowing Base.

SECTION 5.15 Designation of Subsidiaries. The Company may at any time designate any Restricted Subsidiary of the Company (other than any Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) on Pro Forma Basis, the Payment Conditions shall be satisfied, and (c) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if (i), after such designation, it would be a “restricted subsidiary” under any Permitted Term Loan Indebtedness or Subordinated Debt or (ii) any Restricted Subsidiary would be a Subsidiary of such Unrestricted Subsidiary. The designation of any Restricted Subsidiary as an

Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Company therein at the date of designation in an amount equal to the fair market value of the Company or its Restricted Subsidiaries’ (as applicable) Investments therein as determined in good faith by the Borrower Representative. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Effective Date shall constitute at the time of designation the incurrence of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

SECTION 5.16 Environmental Laws. Except where the failure to do so would not reasonably be expected to have Material Adverse Effect, the Company and each Subsidiary shall (i) conduct its operations and keep and maintain all of its real property in compliance with all Environmental Laws; (ii) obtain and renew all environmental permits necessary for its operations and properties; and (iii) implement any and all investigation, remediation, removal and response actions that are necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

SECTION 5.17 Credit Card Agreements and Notifications. Each Borrower will (a) comply in all material respects with all its obligations under each Credit Card Agreement to which it is party and (b) maintain credit card arrangements solely with the credit card issuers and credit card processors identified in Schedule 3.23; provided, however, that the Company may amend Schedule 3.23 to remove any credit card issuer or credit card processor identified on such schedule or to add additional credit card issuers and credit card processors that are reasonably satisfactory to the Administrative Agent, and concurrently with or promptly following the making of any such amendment the Company shall provide to the Administrative Agent evidence that a Credit Card Notification shall have been delivered to any credit card issuer or credit card processor added to such Schedule 3.23.

SECTION 5.18 Post-Closing Obligations. The Loan Parties will execute and deliver the documents and complete the tasks set forth on Schedule 5.18, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent or indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or have been Cash Collateralized pursuant to the terms hereof, or terminated, in each case without any pending draw, and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) the Secured Obligations (other than Specified L/C Obligations) and (ii) Specified L/C Obligations or any other trade letter of credit facilities in addition thereto on substantially similar terms as determined by the Administrative Agent in its reasonable judgment, so long as, in each case, the aggregate undrawn amount of all letters of credit issued thereunder plus the aggregate amount of all drawn and unreimbursed obligations with respect to all letters of credit thereunder does not exceed $150,000,000;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary to the Company or any other Restricted Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Restricted Subsidiary, (B) any such Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated in right of payment to the Secured Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, and (C) any such Indebtedness shall be incurred in compliance with Section 6.04(d);

(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of any Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (but excluding any real property) (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, and together with any Indebtedness permitted by clause (r) below, shall not exceed $100,000,000 at any time outstanding;

(f) Indebtedness which represents amendments, restatements, supplements, extensions, renewals, refinancing or replacements (such Indebtedness being so amended, restated, supplemented, extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), and (m) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Restricted Subsidiary, (iii) no Loan Party or any Restricted Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not materially less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to any of the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case under this clause (g) incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case under this clause (h) provided in the ordinary course of business;

(i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit and checking accounts, in each case under this clause (i), in the ordinary course of business;

(j) Indebtedness in the form of bona fide purchase price adjustments or earn-outs incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04;

(k) Indebtedness in the form of Swap Agreements permitted under Section 6.07;

(l) Permitted Term Loan Indebtedness;

(m) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary;

(n) Indebtedness incurred under leases of real property in respect of tenant improvements;

(o) obligations under any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and other cash management services;

(p) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness is subordinated to the Secured Obligations on terms reasonably acceptable to the Administrative Agent;

(q) so long as no Event of Default then exists or would arise immediately after giving effect thereto, other Indebtedness not to exceed $50,000,000 in the aggregate at any time outstanding;

(r) Indebtedness in an aggregate principal amount subject to the limitation in amount referred to in clause 6.01(e)(ii) above incurred for the construction, development or acquisition or improvement of, or to finance or to refinance, any real estate owned or leased by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Off-Balance Sheet Liabilities), provided that prior to incurrence of such Indebtedness the Loan Parties shall have caused the holders of such Indebtedness and the lessors under any sale-leaseback or other such transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Administrative Agent unless not required in the reasonable judgment of the Administrative Agent as confirmed in writing by the Administrative Agent; and

(s) unsecured Indebtedness or Subordinated Indebtedness not otherwise specifically described herein, in each case under this clause (s), with a maturity date and an average life to maturity that is at least six (6) months following the Maturity Date and that does not require amortization or prepayments prior to the Maturity Date.

Anything in this Section 6.01 to the contrary notwithstanding, (a) Specified L/C Obligations may only be created, incurred, assumed or exist pursuant to Section 6.01(a)(ii) and (b) Permitted Term Loan Indebtedness may only be created, incurred, assumed or exist pursuant to Section 6.01(l).

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property, asset, income or revenue (including Accounts) now owned or hereafter acquired by it, except:

(a) Liens in favor of the Administrative Agent created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement, (iii) such Liens shall not apply to any other property or assets of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (iv) the Indebtedness secured thereby does not exceed the cost of the property being acquired, constructed or improved on the date of acquisition, construction or improvement;

(e) any Lien existing on any specific tangible property or specific tangible asset (other than Collateral) prior to the acquisition thereof by any Borrower or any Restricted Subsidiary or existing on any property or asset (other than Collateral) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Lien and the documentation governing the creation thereof do not prohibit or interfere with (x) the Administrative Agent’s access rights to such property or asset for purposes of Collateral rights in accordance with Section 2.23 hereof except to the extent otherwise approved by the Administrative Agent in its sole discretion in writing and (y) if applicable, the intellectual property license granted to the Administrative Agent pursuant to the Security Agreement;

(f) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon and (ii) Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediary (other than as waived under any contractual agreement or Control Agreement with the Administrative Agent);

(g) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h) Liens securing Permitted Term Loan Indebtedness; provided that, such Liens must be and remain subject to a Permitted Term Loan Intercreditor Agreement;

(i) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(j) Liens on Equity Interests or other assets being sold arising in connection with the sale or transfer of such Equity Interests or such other assets in a transaction permitted under Section 6.05, customary rights and restrictions in respect of such Equity Interests or other assets being sold contained in agreements relating to such sale or transfer pending the completion thereof;

(k) in the case of (i) any non-Loan Party Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary or (ii) the Equity Interests in any Person that is not a Restricted Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Restricted Subsidiary or such other Person set forth in the organizational documents of such Restricted Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(l) Liens solely on any cash earnest money deposits or escrow arrangements made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;

(m) other Liens on specifically identified tangible personal property securing Indebtedness or other obligations in an aggregate principal amount not to exceed $20,000,000 at any time outstanding so long as the Administrative Agent and the collateral agents or other representatives for the holders of such Indebtedness have entered into an intercreditor agreement, acknowledged by the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (it being understood that in the event any such Liens extend to Accounts, Credit Card Accounts or Inventory, such Accounts, Credit Card Accounts or Inventory, to the extent otherwise included therein, will not constitute or will cease to be Eligible Trade Accounts, Eligible Credit Card Accounts or Eligible Inventory, as applicable);

(n) Liens in favor of landlords on leasehold improvements financed by allowances or advances pursuant to lease arrangements in the ordinary course of business (subject to the terms of the applicable Collateral Access Agreement to the extent otherwise required hereunder to be entered into with the Administrative Agent);

(o) Liens in favor of insurance companies or their affiliates on the unearned portion of the premium financed in connection with insurance premium financing in the ordinary course of business;

(p) [reserved];

(q) Liens on Real Estate, provided that such Liens only secure Indebtedness permitted by clause (r) of Section 6.01;

(r) Secured Inventory Liens; and

(s) Liens on motor vehicles, aircraft, avionics, vessels and property related thereto and other property the subject of certificates of title or other certificates of registration and operation, provided that the Indebtedness secured by any such Lien does not exceed the cost of such motor vehicle, aircraft, avionic, vessel or other property, as applicable.

Notwithstanding the foregoing, (A) none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (1) Accounts or Credit Card Accounts, other than those permitted under clauses (a) and (m) of the definition of Permitted Encumbrances and clauses (a), (h) and (m) above and (2) Inventory, other than those permitted under clauses (a) and (c) of the definition of Permitted Encumbrances and clauses (a) and (h) above and (B) none of the Specified L/C Obligations may be cash collateralized unless such cash collateral constitutes Collateral hereunder for the benefit of all of the Secured Parties in accordance with, and subject to, Section 2.18 of the Loan Documents.

SECTION 6.03 Fundamental Changes; Changes in Name, Location. (a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Borrower may merge into another Borrower, (iii) any Person (other than a Borrower) may merge into, amalgamate with or consolidate with any Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger, amalgamation or consolidation is a Loan Party, a Loan Party, (iv) any Restricted Subsidiary (other than a Loan Party) may merge into, amalgamate with or consolidate with any Person (other than a Loan Party) in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Restricted Subsidiary, and (v) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower which owns such Restricted Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Borrower and is not materially disadvantageous to the Lenders; provided that (x) any merger or consolidation that is in connection with an Acquisition must be a Permitted Acquisition, (y) any such merger or consolidation involving a Person that is not a wholly-owned Restricted Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Section 6.04, and (z) in all circumstances, such merging or consolidating entities are from the same country of domicile except that the terms of this clause (z) shall not apply in respect of entities that are all non-Loan Parties.

(b) No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses (i) of the type conducted by the Borrowers and their Restricted Subsidiaries on the date hereof and businesses reasonably similar, related, complementary or ancillary thereto and extensions thereof, so long as the core business of the Loan Parties and Restricted Subsidiaries on the Effective Date, after giving effect to any of the foregoing, does not change in any material way and (ii) in respect of Unrestricted Subsidiaries, consistent with the definition of such term.

(c) No Loan Party shall (a) change its name as it appears in official filings in the state of incorporation or organization, (b) change its chief executive office or any distribution centers at which Collateral is held or stored, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case under this Section 6.03(c), unless the Administrative Agent shall have received at least thirty (30) days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral).

(d) No Loan Party will, nor will it permit any Restricted Subsidiary to, change its fiscal year from the basis in effect on the Effective Date without first providing 30 days’ prior written notice thereof to the Administrative Agent, in which case the Loan Parties and the Administrative Agent shall, prior to the effectiveness of such change, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are reasonably necessary in the judgment of the Administrative Agent to reflect such change in fiscal year.

(e) No Loan Party will change the accounting basis upon which its financial statements are prepared, other than immaterial changes to comply with changes in GAAP, without first having provided to the Administrative Agent 30 days’ prior written notice thereof, in which case, the Loan Parties and the Administrative Agent shall, prior to the effectiveness of such change, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are reasonably necessary in the judgment of the Administrative Agent to reflect such change; it being acknowledged that with respect to calculations of the Borrowing Base such change must be approved in writing by the Administrative Agent.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly-owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests or other securities (including any option, warrant or other right to acquire any of the foregoing), make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise) or enter into any other Acquisition (each of the foregoing, an “Investment”), except:

(a) Investments in cash and Cash Equivalents;

(b) Investments in existence on the date hereof and described in Schedule 6.04;

(c) Investments in existence on the Effective Date by the Company and its Restricted Subsidiaries in their respective Subsidiaries;

(d) Investments by the Company and the Restricted Subsidiaries in their respective Subsidiaries made after the Effective Date; provided that (i) the aggregate amount of such Investments by the Loan Parties in Subsidiaries that are not Loan Parties shall not exceed $20,000,000 at any time outstanding (determined without regard to any write-downs or write-offs) and (ii) any such Investments that are loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement to the extent required to be so pledged by the Security Agreement;

(e) loans or advances made by a Loan Party or a Restricted Subsidiary to its employees, officers, or directors on an arm’s-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes;

(f) accounts receivable, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts obligations in the ordinary course of business, consistent with past practices, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss or received in connection with the bankruptcy or reorganization of customers or suppliers, or settlement of disputes with suppliers, in each case in the ordinary course of business;

(g) Investments in the form of Swap Agreements permitted by Section 6.07;

(h) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of a Borrower or consolidates or merges with a Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger;

(i) Investments made as a result of receipt of non-cash consideration from a sale, transfer or other disposition of assets permitted under Section 6.05;

(j) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(k) Permitted Acquisitions;

(l) Investments (excluding Acquisitions but including Investments in Subsidiaries) not otherwise permitted by this Section 6.04 so long as the Payment Conditions are satisfied before and immediately after giving effect to each such Investment and so long as no such Investment requires the incurrence of any Indebtedness, contingent obligation (including any capital call) or other liability not otherwise permitted under this Agreement by any Loan Party or otherwise enables a creditor to have recourse to any Loan Party not otherwise permitted under this Agreement;

(m) deposits, prepayments, advances and other credits to suppliers, vendors, customers, lessors and landlords or in connection with marketing promotions, in each instance, made in the ordinary course of business;

(n) Investments the sole payment for which is common stock of the Company and which do not constitute Indebtedness;

(o) any earn-out or customary indemnity, purchase price adjustment, or similar obligation payable to the Company or any of its Restricted Subsidiaries pursuant to a Permitted Acquisition or a disposition permitted under Section 6.05;

(p) so long as no Default or Event of Default has occurred and is continuing before or after giving effect to such Investments and so long as no such Investment requires the incurrence of any Indebtedness or contingent obligation (including any capital call) or other liability by any Loan Party or otherwise enables a creditor to have recourse to any Loan Party, in each case not otherwise permitted to exist under another Section of this Agreement, other Investments (excluding Acquisitions) in an aggregate amount not to exceed $15,000,000 at any time outstanding;

(q) Investments (excluding Acquisitions) made pursuant to the Company’s Investment Policy and otherwise consistent with the other provisions of this Agreement; and

(r) Restricted Payments permitted by Section 6.08.

For the purposes of this Section 6.04, any unreimbursed payment by the Company or any Restricted Subsidiary for goods or services delivered to any Restricted Subsidiary shall be deemed to be an Investment in such Restricted Subsidiary.

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or any assignment (whether non-recourse, recourse, or otherwise) of income or revenue (including Accounts), nor will any Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such

Restricted Subsidiary (other than to another Borrower or another Restricted Subsidiary in compliance with Section 6.04 and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), excluding therefrom the payment of advances, customer deposits, trade payables and other accrued expenses and liabilities incurred in the ordinary course of business, and the transfer and sale of Cash Equivalents and other marketable securities, except:

(a) (i) sales of inventory, (ii) sales, transfers and other dispositions of used, damaged, surplus, obsolete or outmoded machinery or equipment and (iii) dispositions of Investments in Cash Equivalents so long as the proceeds of such disposition are invested in an Investment permitted under Section 6.04, applied as Restricted Payments permitted by Section 6.08 or otherwise used in a manner not expressly prohibited by this Agreement, in each case (other than in the case of clause (iii)) in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Company or any Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Loan Party and a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 6.04(d) and Section 6.09 and shall exclude assets of the type included in the Borrowing Base and related assets evidencing or supporting such assets, and Equity Interests in Subsidiaries (other than (x) Equity Interests in Foreign Subsidiaries, (y) Equity Interests in Subsidiaries (other than Borrowers) having assets with an aggregate value not to exceed $10,000,000 at such date the disposition of which shall not change the core operations of the Borrowers (as in existence on the Effective Date) in any material respect and (z) transfers of Inventory by a Borrower directly to the retail locations (for sale therein) of a Canadian Subsidiary of the Company on arms-length terms applicable to an unaffiliated third party and that are consistent with past practice of the Loan Parties);

(c) the sale or discount of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not in connection with any financing transaction;

(d) Sale and Leaseback Transactions permitted by Section 6.06;

(e) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary;

(f) leases or subleases of real property granted by the Company or any Restricted Subsidiary to third Persons not interfering in any material respect with the business of the Company or any Restricted Subsidiary, including, without limitation, retail store lease assignments and surrenders;

(g) other dispositions of assets (other than assets of the type included in the Borrowing Base and related assets evidencing or supporting such assets, including, without limitation, patents, trademarks, copyrights and other intellectual property) of the Company and its Restricted Subsidiaries not otherwise permitted under this Section 6.05, provided that before and after giving effect to such disposition, the Payment Conditions are satisfied; provided further that, with respect to any disposition of Equity Interests in Subsidiaries, such disposition shall only be permitted pursuant to this clause (g) so long as (i) at the time of such disposition, no Default or Event of Default shall exist or shall result from such disposition; (ii) the consideration received for such disposition shall be in an amount at least equal to the fair market value of the Equity Interests sold, transferred, licensed or otherwise disposed of; (iii) at least seventy-five percent (75%) of the consideration received for such disposition shall be cash; and (iv) the aggregate fair market value of all Equity Interests so sold, transferred, licensed or otherwise so disposed of shall not exceed $10,000,000 during the term of this Agreement and shall not include Equity Interests of any Loan Party (x) if such disposition changes any Borrower’s core business as in effect on the Effective Date or (y) if such Loan Party owns patents, trademarks, copyrights and other intellectual property relating to any Borrower’s core business as in effect on the Effective Date;

(h) other dispositions of assets (whether or not of the type included in the Borrowing Base) of the Company and its Restricted Subsidiaries not otherwise permitted under this Section 6.05, the aggregate fair market value of assets disposed of pursuant to this clause (h) not to exceed $10,000,000 during the term of this Agreement;

(i) the sale, transfer or other disposition of patents, trademarks, copyrights and other intellectual property or the granting of franchises and similar rights, in each case (i) in the ordinary course of business, including pursuant to non-exclusive licenses of intellectual property; provided that no such sale, transfer or other disposition shall adversely affect in any material respect the fair value of any Eligible Inventory or the ability of the Administrative Agent to dispose of or otherwise realize upon any Eligible Inventory after an Event of Default; provided that, this clause (i) shall not permit the sale, transfer or other disposition (other than non-exclusive licenses) of any such intellectual property of a Loan Party to any Foreign Subsidiary or any non-Loan Party, or (ii) which, in the reasonable judgment of the Company or any Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of business;

(j) Restricted Payments permitted by Section 6.08;

(k) dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of similar replacement property; and

(l) as long as no Event of Default then exists or would arise therefrom, sales of real property of any Loan Party or Restricted Subsidiary;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (f), (j) or (k) above) shall be made for fair value and for at least 75% cash consideration (or, in the case of a sale, transfer, lease or other disposition of assets included in the Borrowing Base, 100% cash consideration).

SECTION 6.06 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset.

SECTION 6.07 Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Restricted Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Restricted Subsidiary.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in common stock;

(ii) any Restricted Subsidiary of the Company may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Restricted Subsidiaries);

(iii) the Company may repurchase Equity Interests upon the exercise of stock options, deferred stock units and restricted shares to the extent such Equity Interests represent a portion of the exercise price of such stock options, deferred stock units or restricted shares;

(iv) the Company may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for shares of common stock in the Company; and

(v) the Company may declare and make Restricted Payments including dividends or share repurchases so long as before and immediately after giving effect to such Restricted Payments the Payment Conditions are satisfied.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments or reimbursement obligations under letters of credit, in each case, as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof and subject in the case of the Specified L/C Obligations to any other provisions applicable thereto as provided in this Agreement or any other Loan Document (including the provisions of Section 2.18); and

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of (A) any voluntary sale or transfer of any assets (other than assets included in any Borrowing Base) securing such Indebtedness or (B) any casualty or condemnation proceeding (including a disposition in lieu thereof) of any assets (other than assets included in any Borrowing Base) securing such Indebtedness;

(v) payments of or in respect of Indebtedness solely by issuance of the common stock of the Company;

(vi) payments of intercompany Indebtedness owed to any Loan Party; and

(vii) other payments of or in respect of Indebtedness; provided that at the time of and immediately after giving effect thereto the Payment Conditions have been satisfied.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties not involving any other Affiliate, (c) any Investment permitted by Section 6.04, (d) any Indebtedness permitted under Section 6.01(c), provided that Indebtedness owed to non-Loan Parties must be on terms and conditions not less favorable to such Loan Party than could be obtained on an arm’s length basis from unrelated third parties, (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to officers, directors and employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Restricted Subsidiary who are not employees of such Borrower or Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrowers or their Restricted Subsidiaries in the ordinary course of business, and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document or any agreement governing the Permitted Term Loan Indebtedness, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness except as permitted in accordance with the subordination terms thereof, (b) its charter, articles or certificate of incorporation or organization, by-laws, operating, management or partnership agreement or other organizational documents if such amendments, modifications, or waivers, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) Material Indebtedness (other than on account of any refinancing thereof otherwise permitted hereunder, or with respect to any Permitted Term Loan Indebtedness) to the extent any such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents, would increase materially the obligations of the Loan Parties thereunder, confer any additional material rights on the holders of such Material Indebtedness, or otherwise materially and adversely affect the rights or interests of the Lenders or (d) Permitted Term Loan Indebtedness, except as permitted by the applicable Permitted Term Loan Intercreditor Agreement with respect thereto; provided that in each case under this Section 6.11 the Administrative Agent shall have received a copy, certified as true and complete, of any proposed amendment at least five (5) Business Days (or as such time may be extended in writing in the Administrative Agent’s sole discretion) prior to the intended effectiveness thereof.

SECTION 6.12 Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, commencing with the fiscal quarter ending immediately preceding the date on which Availability is less than the Applicable Trigger Amount (Level I), to be less than 1.0 to 1.0. Once such covenant is in effect, compliance with the covenant will be discontinued: (i) on the first date thereafter that (A) no Default or Event of Default exists and (B) Availability is greater than or equal to the Applicable Trigger Amount (Level I) for a period of 90 consecutive days and (ii) no more than once in any period of 12 consecutive months.

SECTION 6.13 Disqualified Stock. The Company will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Stock, other than, in the case of the Restricted Subsidiaries, to the Company or a Restricted Subsidiary; provided that any issuance of Equity Interests of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects); or

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to a Loan Party’s existence), 5.08, 5.18 or in Article VI of this Agreement; or

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, Section 5.02 (other than Section 5.02(a)), Section 5.03 (other than with respect to a Loan Party’s existence) through Section 5.07, Section 5.10, Section 5.11 or Section 5.13 of this Agreement or Article VII of the Security Agreement, or (ii) 30 days after the earlier of knowledge of a Responsible Officer of the Borrower Representative of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement; or

(f) any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness, when and as the same shall become due and payable; or

(g) (i) any event or condition occurs that results in any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness of any Loan Party or Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Specified L/C Obligations) or Permitted Term Loan Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness or Permitted Term Loan Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by Section 6.05, and (ii) any event or condition occurs that results in Specified L/C Obligations that constitute Material Indebtedness becoming due or requiring cash collateralization of any Specified L/C Obligation prior to its scheduled maturity or termination date; or

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or proposal or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j) any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due; or

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage) shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued; or

(l) an ERISA Event or any event with respect to an employee benefit plan, including a Foreign Plan, shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events and events related to an employee benefit plan, including a Foreign Plan, that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of Liens securing an aggregate amount in excess of $5,000,000; or

(m) a Change in Control shall occur; or

(n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of notice or grace therein provided; or

(o) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Party shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08; or

(p) except as permitted by the terms of any Collateral Document or an Intercreditor Agreement, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby having an aggregate value in excess of $5,000,000, or (ii) any Lien securing any Secured Obligation shall cease to be perfected and have the priority required by the applicable Collateral Document; or

(q) any Collateral Document covering a portion of the Collateral having a value in excess of $5,000,000 or any material provision of this Agreement or any other Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of this Agreement or any other Loan Document or shall assert in writing, or engage in any action that evidences its assertion, that any provision of any of this Agreement or any other Loan Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(r) (i) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness in excess of the principal sum of $10,000,000, or provisions of any

Intercreditor Agreement (such provisions being referred to as the “Intercreditor Provisions”), shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of such Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) in the case of Subordinated Indebtedness, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Intercreditor Provisions;

then, and in every such Event of Default (other than an Event of Default with respect to the Loan Parties or any Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in the case of any event with respect to the Loan Parties and Subsidiaries described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations to the extent set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.02 Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or any Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 8.03 Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), (c) neither the Administrative Agent nor any other agents hereunder or under any other Loan Document shall owe any duties to any Secured Party in such Secured Parties’ capacity as a non-Lender, and the Administrative Agent will no longer act as an agent in any capacity under the Loan Documents for the Secured Parties after payment in full of the Obligations and termination of the Commitments, and (d) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04 Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties, including through its Toronto or London branches as applicable. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.06 Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative and with the consent of the Borrower Representative (unless an Event of Default shall have occurred and be continuing or unless such successor is an existing Lender), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by its successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duly or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07 Non-Reliance.

(a) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(b) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08 Other Agency Titles. The joint bookrunners, joint lead arrangers, co-syndication agents and documentation agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities a joint bookrunner, joint lead arranger, syndication agent or documentation agent, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

SECTION 8.09 Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties. (a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.

Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

SECTION 8.10 Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or Issuing Bank party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article VIII and Sections 2.17, 2.18(d), 9.01, 9.03(c), 9.04, 9.06, 9.08, 9.12, 9.16 and 9.18 (and, solely with respect to Issuing Banks, Section 2.06) and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Sections 2.17(e), 8.06, 8.07 and 9.03(c) only to the extent of all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including, without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Administrative Agent, the Lenders and the Issuing Banks party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (where a fax number is indicated below), as follows:

(i) if to any Loan Party, to the Borrower Representative at:

Urban Outfitters, Inc.

5000 South Broad Street

Philadelphia, PA 19112

Attention: Chief Financial Officer

Email: fconforti@urbn.com

With a copy to:

Urban Outfitters, Inc.

5000 South Broad Street

Philadelphia, PA 19112

Attention: General Counsel

Email: azhayne@urbn.com

With a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP

105 College Road East

P.O. Box 627

Princeton, NJ 08542-0627

Attention: Judith E. Reich

Facsimile No: (609) 799-7000

Email: judith.reich@dbr.com

(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

277 Park Avenue, 22nd Floor

New York, NY 10172

Attention: Account Executive – Urban Outfitters

Facsimile No: (646) 534-2274

Email: donna.diforio@chase.com

With a copy to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Attention: Susan Berkwitt

Facsimile No: (212) 294-4700

Email: sberkwitt@winston.com

(iii) in addition to notices pursuant to clause (ii) above, with respect to any Borrowing in any currency (other than U.S. Dollars), to the Persons at the address or facsimile number set forth on Schedule 9.01.

(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. In the case of notices from the Borrower Representative to the Administrative Agent or from the Administrative Agent to the Borrower Representative, such acceptable and approved Electronic Systems include email to the Administrative Agent and the Borrower Representative at the email addresses identified above or as otherwise designated in writing pursuant to Section 9.01(c) below. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Adjusted Leverage Ratio or the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except (1) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (2) that any amendment or modification of defined terms used in the determination of the Adjusted Leverage Ratio or the Borrowing Base shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iii)), (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of each Lender (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) release any Borrower from the Obligations or Loan Party from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04, and this Agreement may be amended without any additional consents to provide for increased Commitments in the manner contemplated by Section 2.09.

(c) The Secured Parties hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, (i) to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (A) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Obligations (other than Unliquidated Obligations) and the Cash Collateralization (or, at the discretion of the Administrative Agent, the providing of a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Banks) of all outstanding Letters of Credit, (B) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (C) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction not prohibited under this Agreement, (D) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, and (E) constituting property of a Loan Party that is being released as a Loan Party as provided below, and (ii) to release any Loan Guaranty provided by any Loan Party that is (A) dissolved pursuant to Section 6.03(a)(v) in connection with a voluntary liquidation or dissolution thereof permitted by such Section or (B) upon the disposition of all of the outstanding Equity Interests of a Subsidiary of the Borrower to a Person other than a Borrower or a Subsidiary in a transaction permitted by Section 6.05 and, in connection therewith, to release any Liens granted to the Administrative Agent by such Subsidiary on any Collateral, if the Company certifies to the Administrative Agent that such liquidation or dissolution is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). The Lenders and the Issuing Banks hereby further irrevocably authorize the Administrative

Agent to enter into a Permitted Term Loan Intercreditor Agreement in connection with the incurrence by the Company of any Permitted Term Loan Indebtedness and pursuant to such Permitted Term Loan Intercreditor Agreement, to establish, maintain and subordinate any Lien, for the benefit of the Lenders and the other Secured Parties, on real property, Equity Interests and intellectual property of the Loan Parties; provided that, for the avoidance of doubt, nothing in this sentence shall authorize the Administrative Agent to release or subordinate any Lien on assets of the type included in the Borrowing Base (other than real property) or assets related thereto described in any Security Agreement as of the date hereof. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Section 2.15 and Section 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) Except as otherwise provided in this Agreement, the Loan Parties shall, jointly and severally, pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for the Administrative Agent, the

Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons). Such reasonable and documented (if applicable) out-of-pocket expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(iii) background checks regarding senior management, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv) Taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (in each case limited to one primary law firm and one law firm in each relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing) under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Swingline Lender or the Issuing Bank (or any Related Party of any of the foregoing), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Loan Parties’ failure to pay any such amount shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Swingline Lender or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Loans if such assignment is to a Person that is not a Lender with a Commitment in respect of such Revolving Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) each Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (including its obligations to fund the Loans and other products under the Foreign Currency Sublimit);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) each assignee Lender shall acquire an equal proportionate share (as determined by the assigned Commitments in relation to all other Commitments of other Lenders), either directly, or through an Affiliate or a branch, of the Foreign Currency Sublimit.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Credit Exposure or Commitments, as the case may be or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) and Section 2.17(g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.18 and Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that the foregoing authorization shall not entitle any Lender to apply any deposits to the extent that such deposit constitutes an Excluded Asset. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, NO LENDER, NO ISSUING BANK AND NO PARTICIPANT SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY LOAN PARTY HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks; provided, however, that if the laws of any jurisdiction other than New York shall govern in regard to the validity, perfection or effect of perfection of any lien or in regard to procedural matters affecting enforcement of any liens in collateral, such laws of such other jurisdictions shall continue to apply to that extent.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative

Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (i) becomes publicly available or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than any Loan Party other than as a result of a breach of this Section or of, as far as such recipient is aware, a breach of an obligation of confidentiality of such source with respect to such information. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement routinely provided by arrangers to date service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE LOAN PARTIES AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15 Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Loan Party or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19 Marketing Consent. The Borrowers hereby authorize JPMCB, Wells Fargo, Bank of America, N.A., and HSBC Bank USA, National Association, and each of their respective affiliates (including without limitation J.P. Morgan Securities LLC and Wells Fargo Securities, LLC), at their respective sole expense, but without any prior approval by the Borrowers, to publish such tombstones and give such other customary publicity to this Agreement as each may from time to time determine in its sole discretion provided that no non-public, sensitive or trade information shall be included in any such tombstone, publication, press release or other form of publicity and no consent is hereby given to the release of non-public, sensitive or trade information. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies each of the foregoing parties in writing that such authorization is revoked.

SECTION 9.20 Authorization to Distribute Certain Materials to Public-Siders.

(a) If the Borrowers do not file this Agreement with the SEC, then the Borrowers hereby authorize the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. Each Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Loan Parties’ respective securities while in possession of the Loan Documents.

(b) Each Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time material non-public information within the meaning of the federal and state securities laws after the date hereof, each Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.21 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section means the Spot Rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

ARTICLE X

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any other Loan Party or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party). Each Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender or Issuing Bank that extended any portion of the Guaranteed Obligations.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Party waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any other Loan Party, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or to enforce its rights against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Loan Party or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transaction.

(b) The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Loan Party for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party hereby waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Loan Party or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Party under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any Collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Bank, the Lenders, and the other Secured Parties.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Party’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank, the Lenders, or the other Secured Parties are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by the Administrative Agent.

SECTION 10.07 Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the Loan Parties’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

SECTION 10.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Party of this Loan Guaranty. Notwithstanding receipt of any such notice, each Loan Party will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under Article VII hereof as a result of any such notice of termination.

SECTION 10.09 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Party without withholding for any Taxes, unless such withholding is required by law. If any Loan Party determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Party may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made, and Section 2.17(g) shall apply to the extent relevant.

SECTION 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Party hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Party’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Party may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11 Contribution.

(a) To the extent that any Loan Party shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which otherwise would have been paid by or attributable to such Loan Party if each Loan Party had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Party shall be equal to the excess of the fair saleable value of the property of such Loan Party over the total liabilities of such Loan Party (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Party that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Parties as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Parties, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party or Loan Parties to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Parties against other Loan Parties under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Party under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each such Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each such Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each such Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

THE BORROWER REPRESENTATIVE

SECTION 11.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not result in a violation of the Revolving Exposure Limitations. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02 Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03 Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05 Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06 Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07 Reporting. Each Borrower hereby agrees that such Borrower shall furnish promptly after each fiscal month to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

URBAN OUTFITTERS, INC.

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

TERRAIN EAST LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

J. FRANKLIN STYER NURSERIES, INC.

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

ANTHROPOLOGIE, INC.

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

URBAN OUTFITTERS WHOLESALE, INC.

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

URBAN OUTFITTERS WEST LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

Signature Page to Credit Agreement

FREE PEOPLE OF PA LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

URBN PUERTO RICO RETAIL LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

Signature Page to Credit Agreement

OTHER LOAN PARTIES:

U. O. REAL ESTATE HOLDING I LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

U. O. REAL ESTATE HOLDING II LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

U. O. REAL ESTATE LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

UO FENWICK, INC.

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

URBN PR HOLDING, INC.

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

TERRAIN MERCHANDISING LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

URBN HOLDING, INC.

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

Signature Page to Credit Agreement

UO US LLC

By	/s/ Frank Conforti
Name:	Frank Conforti
Title:	Chief Financial Officer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent, an Issuing Bank and Swingline Lender

By	/s/ Donna DiForio
Name:	Donna DiForio
Title:	Authorized Officer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually as a Lender and as an Issuing Bank

By	/s/ Michael Stavrakos
Name:	Michael Stavrakos
Title:	Assistant Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK NA, LONDON BRANCH, individually as a Lender and as an Issuing Bank

By	/s/ N B Hogg
Name:	N B Hogg
Title:	Authorised Signatory

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., individually as a Lender and as an Issuing Bank

By	/s/ Joseph Becker
Name:	Joseph Becker
Title:	Managing Director

Signature Page to Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, individually as a Lender

By	/s/ Darren Pinsker
Name:	Darren Pinsker
Title:	SVP

Signature Page to Credit Agreement

SCHEDULES

to the

CREDIT AGREEMENT

dated as of

July 1, 2015

among

URBAN OUTFITTERS, INC.,

as the Company

The Subsidiaries from time to time party hereto,

as Subsidiary Borrowers

The other LOAN PARTIES party hereto

The LENDERS party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Bookrunners and Joint Lead Arrangers

BANK OF AMERICA, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

HSBC BANK USA, NATIONAL ASSOCIATION,

as Documentation Agent

The following schedules (the “Schedules”) are delivered pursuant to that Credit Agreement dated as of the date hereof by and among the parties listed above (the “Agreement”). The sections of the Schedules correspond to the principal sections of the Agreement to which such schedule relates.

The following Schedules are qualified in their entirety by reference to the specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Loan Parties, except as and to the extent provided in the Agreement.

Matters reflected in the following Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes only. In no event shall any disclosure of such additional matters be deemed or interpreted to broaden or otherwise amend any of the covenants or representations and warranties in the Agreement.

Headings have been inserted on the Sections of the Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the Sections as set forth in the Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Commitment Schedule
Schedule 3.06	–	Disclosed Matters
Schedule 3.15	–	Capitalization and Subsidiaries
Schedule 3.23	–	Credit Card Agreements
Schedule 5.18	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.10	–	Existing Restrictions
Schedule 9.01	–	Foreign Currency Notice Address

COMMITMENT SCHEDULE

Lender	Commitment	LC Individual Sublimit
JPMorgan Chase Bank, N.A.	$175,000,000	$10,937,500
Wells Fargo Bank, National Association	$100,000,000	$15,000,000
Bank of America, N.A.	$75,000,000	$4,687,500
HSBC Bank USA, National Association	$50,000,000	$3,125,000
Total	$400,000,000	$25,000,000

SCHEDULE 3.06

DISCLOSED MATTERS

None.

SCHEDULE 3.15

CAPITALIZATION AND SUBSIDIARIES

(a) List of the Company’s Subsidiaries:

Subsidiary Legal Names	Relationship to Company
DOMESTIC SUBSIDIARIES:

Terrain Merchandising LLC	Direct Wholly Owned Subsidiary

Terrain East LLC	Direct Wholly Owned Subsidiary

J. Franklin Styer Nurseries, Inc.	Indirect Wholly Owned Subsidiary (through Terrain East LLC)

U. O. Real Estate Holding I, LLC	Direct Wholly Owned Subsidiary

U. O. Real Estate Holding II, LLC	Indirect Wholly Owned Subsidiary (through U. O. Real Estate Holding I LLC)

U. O. Real Estate LLC	Indirect Wholly Owned Subsidiary (through U. O. Real Estate Holding II LLC)

URBN Holding, Inc.	Direct Wholly Owned Subsidiary

UO US LLC	Indirect Wholly Owned Subsidiary (through URBN Holding, Inc.)

Anthropologie, Inc.	Direct Wholly Owned Subsidiary

Urban Outfitters Wholesale, Inc.	Indirect Wholly Owned Subsidiary (through Anthropologie, Inc.)

UO Fenwick, Inc.	Indirect Wholly Owned Subsidiary (through Urban Outfitters Wholesale, Inc.)

Urban Outfitters West LLC	Indirect Wholly Owned Subsidiary (through Urban Outfitters Wholesale, Inc.)

Free People of PA LLC	Indirect Wholly Owned Subsidiary (through Urban Outfitters Wholesale, Inc.)

URBN PR Holding, Inc.	Direct Wholly Owned Subsidiary

URBN Puerto Rico Retail LLC	Indirect Wholly Owned Subsidiary (through URBN PR Holding, Inc.)

NON-US SUBSIDIARIES:

URBN Canada Retail, Inc.	Indirect Wholly Owned Subsidiary (through UO US LLC)

URBN NL Holding CV	Indirect Wholly Owned Subsidiary (90% owned through URBN Holding, Inc. and 10% owned through UO Fenwick, Inc.)

UO Netherlands Holding BV	Indirect Wholly Owned Subsidiary (through URBN NL Holding CV)

UO Netherlands BV	Indirect Wholly Owned Subsidiary (through UO Netherlands Holding BV)

UO Bermuda Limited	Indirect Wholly Owned Subsidiary (95% owned through URBN NL Holding CV)

Subsidiary Legal Names	Relationship to Company
HK Sourcing Limited	Indirect Wholly Owned Subsidiary (through UO Bermuda Limited)

URBN Bermuda Holding Ltd	Indirect Wholly Owned Subsidiary (through URBN NL Holding CV)

URBN Bermuda Holding Partners LP	Indirect Wholly Owned Subsidiary (99.5% through URBN NL Holding CV and 0.5% through URBN Bermuda Holding Ltd.)

URBN UK Limited	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

Urban Outfitters Ireland Limited	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

Urban Outfitters Belgium BVBA	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

Urban Outfitters Germany GmbH	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

URBN Japan GK	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

URBN France Retail SARL	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

URBN Italy Retail SRL	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

URBN HK Trading Limited	Indirect Wholly Owned Subsidiary (through URBN Bermuda Holding Partners LP)

Urban Outfitters Denmark	Indirect Wholly Owned Subsidiary (through URBN UK Limited)

Urban Outfitters i Sverige AB	Indirect Wholly Owned Subsidiary (through Urban Outfitters Ireland)

URBN Ireland Retail Ltd	Indirect Wholly Owned Subsidiary (through Urban Outfitters Ireland)

URBN Netherlands Retail BV	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

URBN Spain Retail S.L.	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

URBN Hong Kong Retail Limited	Indirect Wholly Owned Subsidiary (through UO Netherlands BV)

Urban Outfitters UK Limited	Indirect Wholly Owned Subsidiary (through URBN UK Limited)

Anthropologie UK Limited	Indirect Wholly Owned Subsidiary (through URBN UK Limited)

(b) List of each class of authorized Equity Interests owned by the Company or any Subsidiary in each Subsidiary:

Corporation	Wholly Owned By (or %)	Shares (Common)	Par Value
Anthropologie, Inc.	Urban Outfitters, Inc.	100	$0.10
Urban Outfitters Wholesale, Inc.	Anthropologie, Inc.	1,000	$0.10
UO Fenwick, Inc.	Urban Outfitters Wholesale, Inc.	1,000	$1.00
URBN Holding, Inc.	Urban Outfitters, Inc.	100	$0.01
URBN PR Holding, Inc.	Urban Outfitters, Inc.	100	$0.01
J. Franklin Styer Nurseries, Inc.	Terrain East LLC	5,000	None
URBN Canada Retail, Inc.	UO US LLC	43,868,655	None

Limited Liability Company	Member Corporation	Ownership %
Urban Outfitters West, LLC	Urban Outfitters Wholesale, Inc.	100%
Free People of PA, LLC	Urban Outfitters Wholesale, Inc.	100%
UO US LLC	URBN Holding, Inc.	100%
U. O. Real Estate Holding I LLC	Urban Outfitters, Inc.	100%
U. O. Real Estate Holding II LLC	U. O. Real Estate Holding I LLC	100%
U. O. Real Estate LLC	U. O. Real Estate Holding II LLC	100%
URBN Puerto Rico Retail LLC	URBN PR Holding, Inc.	100%
Terrain Merchandising LLC	Urban Outfitters, Inc.	100%
Terrain East LLC	Urban Outfitters, Inc.	100%

(continued on next page)

(b) List of each class of authorized Equity Interests owned by the Company or any Subsidiary in each Subsidiary (continued):

Non-US Subsidiaries	Wholly-owned by (or %)	Ownership %/Shares/Par Value (if applicable)
URBN Canada Retail, Inc.	UO US LLC	100%/43,868,655 shares of common stock without par value

UO Netherlands Holding BV	URBN NL Holding CV	100%/180 Shares/€100

UO Netherlands BV	UO Netherlands Holding BV	100%/180 Shares/€100

UO Bermuda Limited	URBN NL Holding CV	95% owned by URBN NL Holding CV1/9,500 Shares/$1.00

HK Sourcing Limited	UO Bermuda Limited	100%/100 Shares/HKD1.00

URBN Bermuda Holding Ltd	URBN NL Holding CV	100%/1 Share/$0.01

URBN UK Limited	UO Netherlands BV	100%/76,182,120 Shares/£1.00

Urban Outfitters Ireland Limited	UO Netherlands BV	100%/2 Shares/€2.54

Urban Outfitters Belgium BVBA	UO Netherlands BV	100%/302 Shares/none.

Urban Outfitters Germany GmbH	UO Netherlands BV	100%/1 Share/none.

URBN Japan GK	UO Netherlands BV	100%/none/none

URBN France Retail SARL	UO Netherlands BV	100%/943,500/€1.00

URBN Italy Retail SRL	UO Netherlands BV	100%/100,000 Shares/none.

URBN HK Trading Limited	URBN Bermuda Holding Partners LP	100%/100 Shares/HKD1.00

Urban Outfitters Denmark (branch)	URBN UK Limited	100%/n.a./n.a.

Urban Outfitters i Sverige AB	Urban Outfitters Ireland	100%/1,000 shares/none.

URBN Ireland Retail Ltd	Urban Outfitters Ireland	100%/2 Shares/€2.00

URBN Netherlands Retail BV	UO Netherlands BV	100%/180 Shares/€100

URBN Spain Retail S.L.	UO Netherlands BV	100%/300 Shares/€10

URBN Hong Kong Retail Limited	UO Netherlands BV	100%/1,472,000/HKD1.00

Urban Outfitters UK Limited	URBN UK Limited	100%/1 Share/£1.00

Anthropologie UK Limited	URBN UK Limited	100%/1 Share/£1.00

(Continued on Next Page)

[1]	NOTE: Need to identify 5% owner.

(b) List of each class of authorized Equity Interests owned by the Company or any Subsidiary in each Subsidiary (continued):

Partnership	Partners	Partnership %
URBN NL Holding CV	URBN Holding, Inc. and UO Fenwick, Inc.	90% owned by URBN Holding, Inc. and 10% owned by UO Fenwick, Inc.

URBN Bermuda Holding Partners LP	URBN NL Holding CV and URBN Bermuda Holding Ltd.	99.5% through URBN NL Holding CV and 0.5% through URBN Bermuda Holding Ltd.

(c) Type of entity of the Company and each of its Subsidiaries:

Domestic Entities	Type of Entity
Urban Outfitters, Inc.	Pennsylvania Corporation

Terrain Merchandising LLC	Delaware Limited Liability Company

Terrain East LLC	Pennsylvania Limited Liability Company

J. Franklin Styer Nurseries, Inc.	Pennsylvania Corporation

U. O. Real Estate Holding I LLC	Pennsylvania Limited Liability Company

U. O. Real Estate Holding II LLC	Pennsylvania Limited Liability Company

U. O. Real Estate LLC	Pennsylvania Limited Liability Company

URBN Holding, Inc.	Delaware Corporation

UO US LLC	Delaware Limited Liability Company

Anthropologie, Inc.	Pennsylvania Corporation

Urban Outfitters Wholesale, Inc.	Pennsylvania Corporation

UO Fenwick, Inc.	Delaware Corporation

Urban Outfitters West LLC	California Limited Liability Company

Free People of PA LLC	Pennsylvania Limited Liability Company

URBN PR Holding, Inc.	Delaware Corporation

URBN Puerto Rico Retail LLC	Puerto Rican Limited Liability Company

Foreign Entities	Type of Entity
URBN Canada Retail, Inc.	Canadian Corporation

URBN NL Holding CV	Netherlands Partnership

UO Netherlands Holding BV	Netherlands Company

UO Netherlands BV	Netherlands Company

UO Bermuda Limited	Bermuda Exempted Company

HK Sourcing Limited	Hong Kong Private Limited Company

URBN Bermuda Holding Ltd	Bermuda Exempted Company

URBN Bermuda Holding Partners LP	Bermuda Limited Partnership

URBN UK Limited	United Kingdom Private Limited Company

(c) Type of entity of the Company and each of its Subsidiaries (continued):

Foreign Entities (continued)	Type of Entity (continued)

Urban Outfitters Ireland Limited	Irish Company

Urban Outfitters Belgium BVBA	Belgian Company

Urban Outfitters Germany GmbH	German Company

URBN Japan GK	Japanese Limited Liability Company

URBN France Retail SARL	French Limited Liability Company

URBN Italy Retail SRL	Italian Limited Liability Company

URBN HK Trading Limited	Hong Kong Company

Urban Outfitters Denmark	Danish Branch

Urban Outfitters i Sverige AB	Swedish Limited Company

URBN Ireland Retail Ltd	Irish Company

URBN Netherlands Retail BV	Netherlands Company

URBN Spain Retail S.L.	Spanish Limited Liability Company

URBN Hong Kong Retail Limited	Hong Kong Private Limited Company

Urban Outfitters UK Limited	United Kingdom Private Limited Company

Anthropologie UK Limited	United Kingdom Private Limited Company

(d) Designation of Subsidiaries as Restricted or Unrestricted.

All Subsidiaries are Restricted Subsidiaries.

SCHEDULE 3.23

CREDIT CARD AGREEMENTS

1.	Agreement for American Express® Card Acceptance, dated as of July 1, 2003, by and between American Express Travel Related Services Company, Inc. and Urban Outfitters, Inc., as amended by that certain Addendum to American Express Card Acceptance Agreement, dated as of July 1, 2008.

2.	Merchant Services Agreement by and between Discover Financial Services LLC and Urban Outfitters, Inc.

3.	Merchant Agreement, dated as of August 10, 2010, by and among Urban Outfitters, Inc., Paypal, Inc. and Bill Me Later, Inc., including all schedules and exhibits thereto (which are incorporated herein by reference).

4.	Bank Card Merchant Agreement, dated as of November 1, 2000, by and among The Fifth Third Bank, its processing agent Midwest Payment Systems, Inc., and Urban Outfitters, Inc., as amended by that certain Amendment No. 1 to the Bank Card Merchant Agreement, dated as of August 3, 2001, as further amended by that certain Amendment No. 2 to the Bank Card Merchant Agreement, dated as of September 20, 2005, as further amended by that Amendment No. 3 to the Bank Card Merchant Agreement, dated as of September 7, 2006, and as further amended by that certain Amendment No. 4 to the Bank Card Merchant Agreement, dated as of October 28, 2011 (which acknowledged the assignment of the agreement to Vantiv, LLC).

SCHEDULE 5.18

POST-CLOSING MATTERS

(a) Control Agreements

No later than the 30th day following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Borrowers shall provide to the Administrative Agent fully executed Control Agreements with respect to each of the following deposit, securities, commodity or similar accounts:

Credit Party	Financial Institution	Account Number
Urban Outfitters, Inc.	Wells Fargo Bank, N.A.	############# (deposit account) ########## (deposit account)

Urban Outfitters, Inc.	JPMorgan Chase Bank, N.A.	######### (deposit account)

Urban Outfitters, Inc.	Bank of America, N.A.	########## (deposit account)

UO Fenwick, Inc.	JPMorgan Chase Bank, N.A.	##### (securities account)

UO Fenwick, Inc.	Oppenheimer & Co.	####### (securities account)

(b) Insurance Endorsements. No later than the 30th day following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Borrowers shall provide to the Administrative Agent insurance certificates, lender loss payee endorsements and additional insured endorsements, in each case in form and substance reasonably satisfactory to the Administrative Agent and satisfying the terms of the Credit Agreement and the other Loan Documents.

(c) Pledged Intercompany Notes. No later than the 30th day following the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), the Borrowers shall provide to the Administrative Agent fully executed originals of each promissory note (or replacement notes thereof) pledged and required to be delivered to the Collateral Agent pursuant to Section 4.4 of the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(d) Collateral Access Agreements. Each Credit Party shall use commercially reasonable efforts for not less than sixty days following the Closing Date to obtain a Collateral Access Agreement with respect to each of the following properties:

Location	Address	Relationship
Reno Distribution Center	6640 Echo Ct., Reno, NV 89431 (Lessor: FRE LEAR 429, LLC)	Leased Property

Metropolitan Warehouse	811 Sentous Street City of Industry, CA 91648	Bailor

Metropolitan Warehouse	741 West Ward Avenue High Point, NC 27260	Bailor

Metropolitan Warehouse	2565 Brunswick Avenue Linden, NJ 07036	Bailor

(e) Continuing Agreement for Commercial & Standby Letters of Credit. No later than the 30th day following the Closing Date (or such later date as may be agreed to by JPMCB in its sole discretion), the Borrowers shall provide to JPMCB a fully executed Continuing Agreement for Commercial & Standby Letters of Credit between Urban Outfitters, Inc. and JPMorgan Chase Bank, N.A. and a fully executed Certification of Authority, in each case in form and substance reasonably satisfactory to JPMCB; provided that until such time as the foregoing requirement is satisfied, JPMCB shall have no obligation to issue any Letter of Credit under the Credit Agreement.

(f) Good Standing Certificates. No later than the 30th day following the Closing Date (which requirement may be waived in full or in part by the Administrative Agent in its sole discretion), the Borrowers shall provide to the Administrative Agent with good standing certificates from each jurisdiction set forth opposite each Credit Party’s name below:

Credit Party	Jurisdiction
Urban Outfitters, Inc.	Delaware
Kansas
Rhode Island
Wisconsin

Anthropologie, Inc.	Delaware
Missouri
New Mexico
Wisconsin

Urban Outfitters Wholesale, Inc.	South Carolina

Free People of PA LLC	Massachusetts
North Carolina
New York
Washington

SCHEDULE 6.01

EXISTING INDEBTEDNESS

1.	Promissory Note of URBN Canada Retail, Inc. (as successor to 0930395 B.C. Unlimited Liability Company), dated as of February 29, 2012, in favor of URBN Holding, Inc. in the amount of $62,500,000.

2.	Promissory Note of U. O. Real Estate LLC, dated as of April 13, 2006, in favor of UO Fenwick, Inc. in the amount of $70,000,000.

3.	Promissory Note of Urban Outfitters, Inc., Anthropologie, Inc. and Urban Outfitters Wholesale, Inc., dated as of December 19, 2002, in favor of UO Fenwick, Inc. in the amount of $800,000,000.

SCHEDULE 6.02

EXISTING LIENS

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	UCC File No.	File Date
Urban Outfitters Inc. 5000 South Broad Street Bldg. 12 Philadelphia, PA 19112	Canon Financial Services 158 Gaither Drive, #200 Mt. Laurel, NJ 08054	PA – SOS	2010081104391	08/11/10

Urban Outfitters Inc. 5000 South Broad Street Bldg. 12 Philadelphia, PA 19112	Canon Financial Services 158 Gaither Drive, #200 Mt. Laurel, NJ 08054	PA – SOS	2010111904039	11/19/10

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Dell Financial Services L.L.C. One Dell Way Round Rock, TX 78682	PA – SOS	2011011110277	01/11/11

Urban Outfitters Inc. 5000 South Broad Street Bldg. 1 Philadelphia, PA 19112	Canon Financial Services 158 Gaither Drive, #200 Mt. Laurel, NJ 08054	PA – SOS	2012052107497	05/21/12

Urban Outfitters Inc. 5000 South Broad Street Bldg. 12 Philadelphia, PA 19112	Canon Financial Services 158 Gaither Drive, #200 Mt. Laurel, NJ 08054	PA – SOS	2012052107512	05/21/12

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	TimePayment Corporation 16 New England Executive Park Suite 200 Burlington, MA 01803	PA – SOS	2012110801363	11/05/12

Urban Outfitters Inc. 12055 Moya Blvd. Reno, NV 89506	Canon Financial Services 158 Gaither Drive, #200 Mt. Laurel, NJ 08054	PA – SOS	2012111605217	11/16/12

Urban Outfitters Inc. 5000 South Broad Street Philadelphia, PA 19112	TimePayment Corporation 16 New England Executive Park Suite 200 Burlington, MA 01803	PA – SOS	2013042304887	04/22/13

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2013120307004	12/03/13

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2013120307028	12/03/13

Debtor (as shown on statement)	Secured Party (as shown on statement)	Jurisdiction	UCC File No.	File Date
Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014043003135	04/30/14

Urban Outfitters, Inc. 755 Brackbill Rd. Gap, PA 17527	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014043008921	04/30/14

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014051404666	05/14/14

Urban Outfitters, Inc. 98 N. 6th St. Brooklyn, NY 11211	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014061109333	06/11/14

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014110702254	11/07/14

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014111802574	11/18/14

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014112103991	11/21/14

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014120905066	12/09/14

Urban Outfitters, Inc. 30 Industrial Park Blvd. Trenton, SC 29847	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2014121202752	12/12/14

Urban Outfitters, Inc. 5000 South Broad Street Philadelphia, PA 19112	Wells Fargo Financial Leasing, Inc. 800 Walnut Street Des Moines, IA 50309	PA – SOS	2015012606164	01/26/15

SCHEDULE 6.04

EXISTING INVESTMENTS

Urban Outfitters, Inc. has an arrangement with [***] to allow for the investment of up to $3MM dollars through Jan 31, 2016, to fund [***]. The loan advances accumulate interest through December 31, 2017, when [***] is required to pay back the investment or Urban Outfitters can convert the amounts owed by [***] to an equity interest in [***].

SCHEDULE 6.10

EXISTING RESTRICTIONS

1.	Shareholder Agreement of UO (Bermuda) Limited (“UO Bermuda”), dated as of July 15, 2009, by and between Urban Outfitters, Inc. or its assignee and Coddy BVI, which contains prohibitions on UO Bermuda’s ability to (a) pledge its assets; (b) incur debt; or (c) guarantee or become obligated for the debts of any other Person (as defined therein).

2.	Bye-Laws of UO (Bermuda) Limited, dated as of July 28, 2009, which contains prohibitions on UO Bermuda’s ability to give any financial assistance, whether directly or indirectly, for the purpose of the acquisition or proposed acquisition by any person of any Shares in the Company, whether by means of loan, guarantee, provision or security or otherwise.

SCHEDULE 9.01

FOREIGN CURRENCY NOTICE ADDRESS

Same Notice Address as set forth in Section 9.01(i) of the Credit Agreement.

FINAL

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $400,000,000 Credit Agreement dated as of July 1, 2015 among Urban Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

6.         Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Issuing Bank and Swingline Lender

By
Title:

[Consented to and Accepted:

[ ], as
Issuing Bank

By
Title:][4]

[Consented to:][5]

URBAN OUTFITTERS, INC., as Borrower Representative

By
Title:

[4]	To be added only if there are additional Issuing Banks under the Credit Agreement
[5]	To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.

ANNEX 1

ASSIGNMENT AND ASSUMPTION

$400,000,000 Credit Agreement dated as of July 1, 2015 among Urban

Outfitters, Inc. and certain of its subsidiaries, the other Loan Parties party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as

Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Acceptance of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF] BORROWING BASE CERTIFICATE

CHASE

BORROWING BASE REPORT

Obligor Number:	Rpt #
Loan Number:	Date:
	Period Covered:

URBAN OUTFITTERS, INC.
(in $)

	Urban Outfitters	Anthropologie	Free People	Terrain	Combined
1 **Third Party Credit Card A/R**	$ -	$ -	$ -	$ -	$ -
2 *Less Ineligibles*	-	-	-	-	-
3 Eligible Credit Card A/R	-	-	-	-	-
4 *Advance rate %*	90%	90%	90%	90%	90%
5 Credit Card A/R availability	-	-	-	-	-
6 **Trade A/R**	-	-	-	-	-
7 *Less Ineligibles*	-	-	-	-	-
8 Eligible Trade A/R	-	-	-	-	-
9 *Advance rate %*	0%	0%	85%	0%	85%
10 Trade A/R availability	-	-	-	-	-
11 Total A/R availability	-	-	-	-	-
12 **Retail inventory**	-	-	-	-	-
13 *Less Ineligibles*	-	-	-	-	-
14 Eligible retail inventory	-	-	-	-	-
15 NOLV rate	98.4%	117.2%	103.1%	90.0%	Blended
16 Advance rate at 90% of NOLV	88.6%	105.5%	92.8%	81.0%	Blended
17 Retail inventory availability at 90% of NOLV	-	-	-	-	-
18 **Wholesale inventory**					-
19 *Less Ineligibles*					-
20 Eligible wholesale inventory					-
21 NOLV rate					78.7%
22 Advance rate at 90% of NOLV					70.8%
23 Wholesale inventory availability at 90% of NOLV					-
24 **Intransit inventory**					
25 Domestic inventory in Transit	-	-	-	-	-
26 *Less: Ineligibles*	-	-	-	-	-
27 Eligible Domestic in transit inventory	-	-	-	-	-
28 NOLV rate	98.4%	117.2%	103.1%	90.0%	Blended
29 *Advance rate at 90% NOLV*	88.6%	105.5%	92.8%	81.0%	Blended
30 Domestic inventory intransit Availability					
31 Import inventory in Transit					0
32 *Less: Ineligibles*					0
33 Eligible import in transit inventory					0
34 NOLV rate					78.7%
35 Advance rate at 90% NOLV					70.8%
36 Import inventory intransit Availability					0
37 In transit inventory (Lesser of Intransit Inventory Availability and Cap)					-
38 **Total inventory availability**					-
39 **Total Borrowing Base Availability before reserves**					-
40 **Less: Availability Reserves:**					
41 Rent Reserve (2 months PA,VA, WA)					
42 Accrued Gift Card Liablity @ 50%					
43 Marchandise Credits @ 50%					-
44 Duty and Freight Costs					-
45 Other Reserves					-
51 Total Availability Reserves					-
52 **Total Borrowing Base Availability**					-
53 **Revolver Commitment**					400,000,000
54 **Lesser of Borrowing Base Availability & Commitment**					-
55 **Loan Balance**					
56 **Letters of Credit Outstanding**					
57 **Excess Availability**					-

Note: Wholesale and Foreign Intransit Inventory Availability reflected in Combined Column.

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of June ___, 2015 (as it may be amended or modified from time to time, the "Agreement") among Urban Outfitters, Inc. and certain of its subsidiaries (collectively the "Borrowers"), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, the Borrower Representative is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively, the "Report"). The Borrower Representative, on behalf of the Borrowers, represents and warrants to the Administrative Agent that this Report is true and correct, and is based on information contained in the Borrowers' own financial accounting records. The Borrower Representative, on behalf of the Borrowers, by the execution of this Report hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and certifies on this _____ day of __________________, 201____, that the Borrowers are in compliance with the Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:	Date
Urban Outfitters Inc.

A	B	C	E	G	I	K	M	O
1	URBAN OUTFITTERS, INC.								
2	Inventory Availability								
3	As of Date:		DATE						
4		0							
5								Foreign	
6			**Urban Outfitters**	**Anthropologie**	**Free People**	**Terrain**	**Wholesale**	**Intransit**	**Combined**
7	**Inventory**								
8									
9	Island Pacific Stock Ledger -Retail								-
10	Island Pacific Stock Ledger - Direct								-
11	**Total Retail Inventory**		-	-	-	-			-
12									
13	Less ineligibles:								
14	Difference to General Ledger								-
15	Canada Locations								-
16	Closed Stores								-
17	Damage/RTV/ Drop Ship- Retail								-
18	Damage/RTV/ Drop Ship- Direct								-
19	Third Party DCs with no access agreements								-
20	Found Objects - Retail								-
21	Found Objects - Direct								-
22	Perishables								-
23	Liened Inventory by a third party								-
24	Intercompany elimination								-
25	Shrinkage Reserve								-
26	Other		-	-		-			-
27									
28	Total ineligible retail inventory		-	-	-	-			-
29									
30	Eligible Retail Inventory		-	-	-	-			-
31									
32	NOLV rate per Appraisal		98.4%	117.2%	103.1%	90.0%			
33	Advance rate at 90% of NOLV		88.6%	105.5%	92.8%	81.0%			
34									
35	Retail Inventory Availability		-	-	-	-			-
36									
37									
38	**Gross Wholesale Inventory**								
39	Blue Cherry stock ledger								
40									
41	Less ineligibles:								
42	Enfield UK Warehouse								-
43	Inventory at foreign locations								-
44	Inventory held at 3rd party warehouses w/o waivers								-
45	Other								-
46	Total ineligible wholesale inventory						-		-
47									
48	Eligible Wholesale Inventory						-		-
49									
50	NOLV rate per Appraisal						78.7%		
51	Advance rate at 90% of NOLV						70.8%		
52									
53	Wholesale inventory Availability						-		-
54									
55									
56	**Intransit Inventory**								
57	Domestic In-transit								-
58	Less: Ineligibles:								
59	Domestic in-transit reserve								-
60	Other								-
61									
62	Ineligible Domestic in-transit inventory		-	-	-	-			-
63	Eligible Domestic Intransit		-	-	-	-			-
64									
65	NOLV rate per appraisal		98.4%	117.2%	103.1%	90.0%			
66	Advance rate at 90% of NOLV		88.6%	105.5%	92.8%	81.0%			
67	Domestic In-transit Inventory Availability		-	-	-	-			-
68									
69	Import In-transit								
70	Less: Ineligibles								
71	Import In-transit reserve								
72	Bangladesh in-transit reserve								
73	Other								
74									
75	Ineligible Import in-transit inventory							-	-
76									
77	Eligible Import Intransit inventory							-	-
78									
79	NOLV rate per appraisal							91.8%	
80	Advance rate at 90% of NOLV							82.6%	
81	Import In-transit Inventory Availability							0	0
82									
83	In-transit Inventory Availability								-
84									
85									
86	**Total Inventory Availability (includes in-transit)**								$ -
87									
88	Intransit Inventory Cap at 10% of Inv. Availabilty								-
89	Eligible Intransit Inventory for Borrowing Base								-

EXHIBIT C

RESERVED

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of July 1, 2015 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Urban Outfitters, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:

1. I am the duly elected                      of the Borrower Representative;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4. I hereby certify that the full legal name of each Loan Party and its jurisdiction of organization is:

Loan Party	Jurisdiction

and further hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) the type of entity it is, (iv) its organization identification number or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 6.03(c) of the Agreement;

5. Schedule I attached hereto sets forth financial data and computations evidencing [when Availability is equal to or greater than the Applicable Trigger Amount (Level I) add: the Fixed Charge Coverage Ratio] [when Availability is less than the Applicable Trigger Amount (Level I) add: the Borrowers’ compliance with the covenant set forth in Section 6.12 of the Agreement], all of which data and computations are true, complete and correct; and

6. Schedule II hereto sets forth the financial data and computations necessary to determine the Applicable Rate for the Determination Date to which the financial statements attached hereto relate, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of             ,     .

URBAN OUTFITTERS, INC., as Borrower Representative

By:
Name:
Title:

SCHEDULE I

Fixed Charge Coverage Ratio Calculation

For the period of four fiscal quarters ended [ ]:
Consolidated Net Income:

	Consolidated net income (loss) in accordance with GAAP	$	[ , , ]
Excluding :

	(a) Extraordinary gains and extraordinary losses	$	[ , , ]

	(b) Income (deficit) accrued prior to date it becomes a Subsidiary or is consolidated with Company or any Subsidiary	$	[ , , ]

	(c) Income (deficit) of any Person (other than a Subsidiary) in which the Company or any Subsidiaries has an ownership interest, except to the extent that income is received by the Company or such Subsidiary as dividends or similar distributions	$	[ , , ]

	(d) undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary	$	[ , , ]

	(e) Any cancellation of Indebtedness income for such period:	$	[ , , ]

1.	Consolidated Net Income	$	[ , , ]

Plus:

	(a) Interest Expense on all Indebtedness (including Capital Leases) including commissions, discounts, fees and charges on letters of credit and net costs under interest rate Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP	$	[ , , ]

	(b) Federal, state, local and foreign income taxes (excluding Federal, state, local and foreign income tax credits )	$	[ , , ]

	(c) depreciation and amortization expense	$	[ , , ]

(d) non-cash compensation expenses

	(e) non-recurring non-cash charges (including asset impairment charges, unrealized foreign currency losses or other unrealized hedge agreement losses, but excluding non-recurring non-cash charges that relate to the write down/write off of inventory	$	[ , , ]

	(f) other non-recurring losses, costs, charges or cash expenses (including without limitation, restructuring, business optimization costs, charges or reserves (including any unusual or non-recurring operating expenses directly attributable to implementation of cost savings initiatives), and non-recurring severance, relocation, consolidation, transition, integration or other similar charges and expenses in an amount not to exceed $25,000,000 in the aggregate	$	[ , , ]

	(g) costs, fees, expenses, premiums or penalties in connection with Acquisitions (whether or not consummated) and permitted asset sales (whether or not consummated) in an amount not to exceed $5,000,000 in the aggregate (other than asset sales effected in the ordinary course of business)	$	[ , , ]

	(h) Costs, fees and expenses incurred in connection with the Transactions	$	[ , , ]

Minus:

	(i) Federal, state, local and foreign income tax credits	$	[ , , ]

	(j) non-recurring non-cash items increasing Net Income (including without limitation foreign currency gains but excluding normal accruals in the ordinary course of business)	$	[ , , ]

	(k) non-recurring cash gains of the Company and its Subsidiaries increasing Net Income for such period:	$	[ , , ]

	(l) Interest income	$	[ , , ]

	(m) Cash payments that were deducted from Net Income and added back in determining EBITDA in the testing period or a previous testing period shown above	$	[ , , ]

2.	EBITDA

Plus:	Rentals	$	[ , , ]

	The aggregate fixed amounts payable under any operating leases	$	[ , , ]

3.	EBITDAR	$	[ , , ]

4.	Unfinanced Capital Expenditures

5.	EBITDAR less Unfinanced Capital Expenditures	$	[ , , ]

6.	Fixed Charges:

	(i) cash Interest Expense, plus	$	[ , , ]

	(ii) Rentals, plus	$	[ , , ]

	(iii) scheduled principal payments on Indebtedness, actually made, plus	$	[ , , ]

	(iv) expenses for taxes paid in cash, plus	$	[ , , ]

	(v) Restricted Payments paid in cash during such period (other than pursuant to Section 6.08(a)(ii) of the Agreement) plus	$	[ , , ]

(vi) Capital Lease Obligations paid in cash for such period

	Total Fixed Charges	$	[ , , ]

7.	Fixed Charge Coverage Ratio: (5/6)=		[ ] to [ ]

Fixed Charge Coverage Covenant

SCHEDULE II

Applicable Rate Calculation

1.	Adjusted Leverage Ratio:

	(i) Total Funded Indebtedness on such date:	$	[ , , ]

Plus:	(ii) Rent Liability (8 x Rentals)	$	[ , , ]

Less:	(iii) the aggregate amount of unrestricted cash and Cash Equivalents of Company and its Subsidiaries (other than the cash proceeds of any Indebtedness being incurred on such date) in excess of $50,000,000:	$	[ , , ]

	EBITDAR for the period of four (4) consecutive fiscal quarters	$	[ , , ]

	Adjusted Leverage Ratio		[ ] to [ ]

2.	Applicable Rate Tier: [ ][2]

3.	Average Quarterly Availability: ((i)-(ii))/(iii)=	$	[ , , ]

	(i) lesser of Aggregate Commitments and Borrowing Base at such time:	$	[ , , ]

	(ii) the Aggregate Credit Exposure at such time:	$	[ , , ]

	(iii) days in applicable fiscal quarter:		[ ]

5.	Applicable Rate Level:		[ ]	[3]

6.	Applicable Rate:

	(i) LIBOR / CDOR / EURIBOR Margin:		[ ]	%

	(ii) ABR / CABROVER Margin:		[ ]	%

	(iii) Commitment Fee:		[ ]	%

[2]	If Adjusted Leverage Ratio < 4.5 to 1.0, indicate “Tier I”. If Adjusted Leverage Ratio ≥ 4.5 to 1.0, indicate “Tier II”.
[3]	If Average Quarterly Availability is ≥ 66% of the Aggregate Commitments, indicate “Level I”. If Average Quarterly Availability is < 66% of the Aggregate Commitments but ≥ 33% of the Aggregate Commitments, indicate “Level II”. If Average Quarterly Availability is < 33% of the Aggregate Commitments, indicate “Level III”.

EXHIBIT E

RESERVED

EXHIBIT F

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of             , 20    , is entered into between                     , a                     (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement dated as of July 1, 2015 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Urban Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Guarantor” pursuant to the Loan Guaranty contained therein for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Sections 10.10 and 10.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Parties, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Parties, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

5. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT G-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Urban Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , , 20[ ]

EXHIBIT G-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Urban Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , , 20[ ]

EXHIBIT G-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Urban Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , , 20[ ]

EXHIBIT G-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 1, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Urban Outfitters, Inc. and certain of its subsidiaries (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , , 20[ ]